UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2009
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Rule §240.14a-12

BERRY PETROLEUM COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Berry Petroleum Company Shareholder:

It is our pleasure to invite you to Berry Petroleum Company's 2010 Annual Meeting of Shareholders. This year's meeting will be held on Wednesday, May 12, 2010 at 10:00 a.m. (MDT), at the Oxford Hotel at 1600 17th Street, Denver, Colorado. At the meeting we will focus on the business items listed in the notice of the meeting, which is contained on the cover page of this Proxy Statement.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to the shareholders over the Internet. We believe that this new e-proxy process will expedite shareholders' receipt of proxy materials and lower the costs and reduce the environmental impact of our annual meeting. On April 1, 2010 we expect to mail to our shareholders a Notice containing instructions on how to access our 2010 Proxy Statement and Annual Report and vote online. As we did last year we have elected to send a full paper copy of the Proxy Statement and Annual Report to our registered shareholders. The Proxy Statement contains instructions on how you can (i) receive a paper copy of the Proxy Statement and Annual Report, if you only received a Notice by mail, or (ii) elect to receive your Proxy Statement and Annual Report over the Internet, if you received them by mail this year.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card.

We look forward to seeing you at the Annual Meeting.

This Proxy Statement is being mailed or transmitted on or about April 1, 2010 to the Company's shareholders of record on March 15, 2010.

Sincerely,

Martin H. Young, Jr	Robert F. Heinemann
Chairman of the Board	President and Chief
Executive Officer

BERRY PETROLEUM COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 12, 2010

10:00 a.m. MT

Oxford Hotel

1600 17th Street

Denver, Colorado 80202

AGENDA:

1.	To elect a board of nine Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

2.	To approve the Company’s 2010 Equity Incentive Plan;

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants; and

To transact such other business as may be properly brought before the meeting or any adjournment thereof.

Shareholders of record March 15, 2010 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

Your vote is important so that as many Shares as possible will be represented. Please vote by one of the following methods:

•	BY INTERNET
•	BY TELEPHONE
•	BY RETURNING YOUR PROXY CARD

April 1, 2010
Denver, Colorado

By Order of our Board of Directors

Kenneth A. Olson
Corporate Secretary

TABLE OF CONTENTS

Page

Proxy Statement for the Annual Meeting Shareholders	1

Voting Securities	1

General Information about the Annual Meeting and Voting	2

Proposal No. 1 - Election of Directors	5

Proposal No. 2 – Approval of the 2010 Equity Incentive Plan	7

Proposal No. 3 – Ratification of Independent Registered Public Accounting Firm	12

Corporate Governance	13

Communications with Our Board	14

Meetings and Committees of Our Board	15

Director Compensation	17

Security Ownership	18

Executive Compensation – Compensation Discussion and Analysis	19

Compensation Committee Report	30

Summary Compensation Table	31

Grants of Plan Based Awards	33

Outstanding Equity Awards at Fiscal Year-End	34

Option Exercises and Stock Vested	35

Potential Payments on Termination or Change in Control	35

Principal Shareholders	38

Section 16(a) Beneficial Ownership Reporting Compliance	39

Certain Relationships and Related Transactions	39

Report of the Audit Committee of Our Board of Directors	42

Other Matters	44

Appendix A	45

Proxy Statement for the

Annual Meeting of Shareholders of

BERRY PETROLEUM COMPANY

To Be Held on Wednesday, May 12, 2010

Solicitation

This Proxy Statement is furnished by our Board of Directors of Berry Petroleum Company (respectively our Board and we, us or the Company) in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held on May 12, 2010, or at any adjournment thereof (the Annual Meeting or Meeting) pursuant to the Notice of Annual Meeting of Shareholders for said Meeting. This Proxy Statement and the proxies solicited hereby are being mailed or made available to our shareholders on or about April 1, 2010.

SHAREHOLDERS ARE URGED, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING, TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR OTHERWISE VOTE YOUR PROXY CARD VIA THE TELEPHONE OR INTERNET.

VOTING SECURITIES

March 15, 2010 has been fixed as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. As of March 15, 2010 there were 52,922,845 shares of Capital Stock, consisting of 51,125,061 and 1,797,784 shares, respectively, of our Class A Common Stock (Class A Common Stock or Common Stock) and our Class B Stock (Class B Stock), par value $.01 per share.

Our Certificate of Incorporation provides that all Capital Stock will vote together on all matters upon which the Capital Stock is entitled to vote, except for proposed amendments to our Certificate of Incorporation adversely affecting the rights of a particular class (which must be approved by the affected class voting separately). Each share of Class A Common Stock is entitled to one vote and each share of Class B Stock is entitled to 95% of one vote. The Certificate of Incorporation also provides for certain adjustments to the Capital Stock in the event a separate class vote is imposed by applicable law.

Holders of the Capital Stock are entitled to cumulative voting rights for election of Directors. Cumulative voting rights entitle a shareholder to cast as many votes as is equal to the number of Directors to be elected multiplied by the number of shares owned by such shareholder. A shareholder may cast all of such shareholder's votes as calculated above for one candidate or may distribute the votes among two or more candidates. If you choose to cumulate your votes, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting. If you hold shares beneficially in street name and wish to cumulate votes, you should contact your broker, trustee or nominee.

If you sign your proxy card or voting instruction card with no further instructions, Robert F. Heinemann or Kenneth A. Olson, or their successors as appointed by our Board of Directors, as proxy holders, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you vote against or abstain from voting. Unless otherwise instructed, the shares represented by proxies will be voted in the discretion of the proxy holders so as to elect the maximum number of Management nominees which may be elected by cumulative voting.

Cumulative voting applies only to the election of Directors. For all other matters, each share of Common Stock outstanding as of the close of business on the Record Date is entitled to one vote and each share of Class B Stock is entitled to 95% of one vote as described below.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

I am a beneficial shareholder; why did I just receive a one-page Notice in the mail regarding the internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to the rules adopted by the Securities and Exchange Commission in the last few years, we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the Notice) to our beneficial owners. All beneficial shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found on the Notice. In addition, shareholders may request, by calling Broadridge Financial Solutions, Inc. (Broadridge) at the number listed on the Notice, to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual shareholder's meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who may vote at the Annual Meeting?

Our Board of Directors has set March 15, 2010 as the record date for the Annual Meeting. If you were the owner of our Capital Stock at the close of business on March 15, 2010, you may vote at the Annual Meeting. Class A Common Stock shareholders are entitled to one vote for each share of Class A Common Stock held on the record date and Class B shareholders are entitled to 95% of one vote for each share of Class B Stock held on the record date, including shares:

•	held directly in your name with our transfer agent as a "shareholder of record" and

•	held for you in an account with a broker, bank or other nominee (shares held in "street name").

A list of shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder, for any purpose germane to the Annual Meeting, during normal business hours for a period of ten days before the Annual Meeting at our corporate offices at 1999 Broadway, Suite 3700, Denver, Colorado 80202, and at the time and place of the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

A majority of our shares of Capital Stock outstanding as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 51,125,061 shares of our Class A Common Stock and 1,797,784 shares of Class B Stock outstanding. Your shares are counted as present at the Annual Meeting if you:

•	are present and vote in person at the Annual Meeting; or

•	have properly submitted your proxy card by mail or voted your proxy card by telephone or via the internet prior to the Annual Meeting.

What proposals will be voted on at the Annual Meeting?

The items scheduled to be voted on at the Annual Meeting are:

•	the election of nine Director nominees to our Board of Directors until the next Annual Meeting of Shareholders, or until their respective successors are elected and qualified;

•	the approval of the Company’s 2010 Equity Incentive Plan;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants; and

•	such other business as may be properly brought before the meeting or any adjournment thereof.

We are not currently aware of any other business to be acted upon at the Annual Meeting. If any other matters are properly submitted for consideration at the Annual Meeting, including any proposal to adjourn the Annual Meeting, the persons named as proxies shall vote the shares represented thereby in their discretion. Adjournment of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of our Capital Stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.

How does our Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote:

•	"FOR" the Director nominees named in this Proxy Statement;

•	"FOR" the Company’s 2010 Equity Incentive Plan; and

•	"FOR" ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants.

How many votes are required to approve each proposal?

Directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the nine nominees who receive the largest number of "FOR" votes cast will be elected as Directors.

Approval of the Company’s 2010 Equity Incentive Plan and ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants require a majority of the votes cast at the Annual Meeting.

How are votes counted?

You may either vote "FOR" or "WITHHOLD" authority to vote for our Director nominees. If you withhold authority to vote with respect to any nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee.

You may vote "FOR," "AGAINST" or "ABSTAIN" on the other proposals to be presented at the Annual Meeting and set forth in the Notice of Annual Meeting of Shareholders. If you abstain from voting on these proposals, your shares will be counted as present for purposes of establishing a quorum at the Annual Meeting. An abstention will have the same effect as a vote against the proposal.

Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining whether a proposal has been approved. Broker non-votes occur when brokers do not receive voting instructions from their customers and the broker does not have discretionary voting authority with respect to a proposal. If you hold shares through a broker, bank or other nominee and you do not give instructions as to how to vote, your broker may have authority to vote your shares on certain routine items but not on other items. Broker non-votes will not be counted for purposes of the election of Directors or approval of the Company’s 2010 Equity Incentive Plan but will be counted for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants.

The persons named as proxies are Officers of Berry. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted in accordance with the instructions given. If you sign and submit your proxy card without voting instructions, your shares will be voted in accordance with the recommendations of our Board of Directors.

How do I vote my shares without attending the Annual Meeting?

Whether you are a "shareholder of record" or hold your shares in "street name," you may direct your vote without attending the Annual Meeting in person. If you are a shareholder of record, you may vote by signing and dating your enclosed proxy card and mailing it in the postage-paid envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity. You may also vote by telephone or internet by following the instructions on the enclosed proxy card.

If your shares are registered in the name of a bank or a brokerage firm, you may be eligible to vote your shares electronically over the internet or by telephone. A large number of banks and brokerage firms participate in the Broadridge Investor Communications Services online program. This program provides eligible shareholders that hold shares in "street name" the opportunity to vote via the internet or by telephone. If your bank or brokerage firm is participating in Broadridge’s program, your proxy materials will provide voting instructions. Eligible shareholders who elected to receive our Proxy Statement and Annual Report to Shareholders via the internet will be receiving an e-mail on or about April 1, 2010 with information explaining how to access the Annual Meeting materials and instructions for voting. If you provide specific voting instructions by mail, telephone or the internet, your broker or nominee will vote your shares as you have directed.

How do I vote my shares in person at the Annual Meeting?

Even if you plan to attend the Annual Meeting, we encourage you to vote by signing, dating and returning the enclosed proxy card or otherwise to vote your proxy card via the telephone or internet so your vote will be counted if you are unable to, or later decide not to, attend the Annual Meeting. If you are a shareholder of record, you may vote in person by marking and signing the ballot to be provided at the Annual Meeting. If you hold your shares in "street name," you must obtain a form of proxy card in your name from your bank, broker or other shareholder of record in order to vote by ballot at the Annual Meeting.

What happens if my shares are held in more than one account?

If your shares are held in more than one account, you will receive a proxy card (or other voting instructions if your shares are held in street name) for each account. To ensure that all of your shares in each account are voted, you must sign, date and return each proxy card you receive or otherwise vote each proxy card via the telephone or internet.

How do I revoke my proxy and change my vote?

You may revoke your proxy at any time before the meeting.

Your method of doing so will depend upon how you originally voted:

By Internet – simply log in and resubmit your vote – Broadridge will only count the last instructions;

By Telephone – simply sign in and resubmit your vote - Broadridge will only count the last instructions;

By Mail – you must give written notice of revocation to Broadridge, 51 Mercedes Way, Edgewood, NY 11717 as noted on the Notice, submit another properly signed proxy with a more recent date, or vote in person at the meeting. For written notices, you must include the control number that is printed on the upper portion of the proxy card.

Unless otherwise directed in the accompanying proxy card, persons named therein will vote "FOR" the election of the nine Director nominees listed under the Nominees for Election section below, “FOR” the approval of the Company’s 2010 Equity Incentive Plan and "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants. As to any other business that may properly come before the Meeting, the proxy holders will vote in accordance with the recommendation of our Board of Directors.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees for Election

Our Directors are elected at each Annual Meeting of Shareholders. At the Annual Meeting, nine Directors, constituting the current authorized number of Directors, will be elected to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified. The nominees receiving the greatest number of votes at the Annual Meeting up to the number of authorized Directors will be elected.

The nominees for election as Directors at the Annual Meeting are set forth in the table below and are all incumbent Directors who were elected at the May 2009 Annual Meeting of Shareholders. The ages shown are as of December 31, 2009. Each of the nominees has consented to serve as a Director if elected. Unless authority to vote for any Director is withheld in a proxy, it is intended that each proxy will be voted "FOR" such nominees. In the event that any of the nominees for Director should, before the Meeting, become unable to serve, it is intended that shares represented by proxies, which are executed and returned, will be voted for such substitute nominees as may be recommended by our existing Board of Directors, unless other directions are given in the proxies. To the best of our knowledge, all the nominees will be available to serve.

YOUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR ALL NINE DIRECTOR NOMINEES LISTED BELOW:

Nominee	Age	Position	Director Since
Martin H. Young, Jr.	57	Chairman of the Board and Director	1999
Robert F. Heinemann	56	President, Chief Executive Officer	2002
and Director
Joseph H. Bryant	54	Director	2005
Ralph B. Busch, III	50	Director	1996
William E. Bush, Jr.	62	Director	1986
Stephen L. Cropper	59	Director	2002
J. Herbert Gaul, Jr.	66	Director	1999
Thomas J. Jamieson	66	Director	1993
J. Frank Keller	66	Director	2006

Set forth below is information concerning each of our nominee Directors.

Mr. Young was named Chairman of the Board of Directors on June 16, 2004 and is a member of the Audit Committee. Mr. Young has been the Senior Vice President and Chief Financial Officer of Falcon Seaboard Diversified, Inc. (Falcon) and its predecessor companies, Falcon Seaboard Holdings, L.P. and Falcon Seaboard Resources, Inc., since 1992. Falcon is a private energy company involved in natural gas exploration and production, real estate and private investments. In July 2007, Mr. Young retired as Chairman of the Board and as a member of the Board of the Texas Mutual Insurance Company, the largest provider of workers’ compensation insurance in the State of Texas. Prior to his employment with Falcon, Mr. Young had 13 years of banking experience, the last 10 working for a major California bank as the Vice President/Area Manager for the corporate banking group. In 2009, Mr. Young joined the Board of Cobalt International Energy, Inc. when it became a public company. Mr. Young’s experience in the energy business, in the banking business, in management and leadership of significant business enterprises as well as his leadership, consensus building, and diligence, among other attributes, led the Board of Directors to conclude that he should continue to serve as one of our Directors. Mr. Young has been determined to be an audit committee financial expert.

Mr. Heinemann was named the President and Chief Executive Officer (hereinafter referred to as CEO) on June 16, 2004 and was previously named the interim President and interim Chief Executive Officer on April 26, 2004 and the Chairman of the Board from April 1, 2004 until June 16, 2004. From December 5, 2003, to March 31, 2004, Mr. Heinemann was the Director designated to serve as the presiding Director at executive sessions of our Board in the absences of the Chairman and to act as liaison between the independent Directors and the Chief Executive Officer. From 2000 until 2002, Mr. Heinemann served as the Senior Vice President and Chief Technology Officer of Halliburton Company and as the Chairman of the Halliburton Technology Advisory Committee. He was previously with Mobil Oil Corporation (Mobil) where he served in a variety of positions for Mobil and its various affiliate companies in the energy and technical fields from 1981 to 1999, most recently as the Vice President of Mobil Technology Company and the General Manager of the Mobil Exploration and Producing Technical Center. As our CEO, with specific experience and knowledge in the energy business and in the management and leadership of a large business enterprise, the Board of Directors concluded that Mr. Heinemann should continue to serve as one of our Directors.

Mr. Bryant is a member of the Compensation Committee. Mr. Bryant is the Chairman and Chief Executive Officer of Cobalt International Energy, Inc., which became a public company in December 2009. From November 2005 to December 2009 he was the Chairman and Chief Executive Officer of its predecessor, Cobalt International Energy, L.P. Mr. Bryant was the President and Chief Operating Officer for Unocal Corp. from September 2004 until September 2005 and was President of BP Angola from March 2000 until August 2004. Mr. Bryant’s specific experience and knowledge in the energy business and in the management and leadership of large business enterprises as well as his diligence, among other attributes, led the Board of Directors to conclude that he should continue to serve as one of our Directors.

Mr. Busch is the Chairman of the Compensation Committee. Prior to November 2009, Mr. Busch also served on the Corporate Governance and Nominating Committee and prior to August 29, 2005, Mr. Busch also served on the Audit Committee. Mr. Busch is currently Executive Vice President and Chief Operating Officer for Aon Risk Services of Central California. Prior to his position with Aon Risk Services, Mr. Busch was President of Central Coast Financial from 1986 to 1993. Mr. Busch is a cousin to William E. Bush, Jr. Mr. Busch’s experience in the insurance industry, and in particular analysis of risk, combined with his leadership of a large business enterprise and his diligence, among other attributes, led the Board of Directors to conclude that he should continue to serve as one of our Directors. In addition Mr. Busch is also a member of the Berry family which continues to be significant shareholders of the Company .

Mr. Bush is the Chairman of the Corporate Governance and Nominating Committee. Mr. Bush is a marketing consultant and private investor. Mr. Bush was formerly the Plant Manager of California Planting Cotton Seed Distributors from 1987 to 2000 and served for over 27 years in various management positions with other companies. Mr. Bush became a director of Eagle Creek Mining & Drilling, Inc. (Eagle Creek) in 2003 and was previously a director of Eagle Creek from 1985 to 1998. Mr. Bush is a cousin to Ralph B. Busch, III. Mr. Bush’s experience in business enterprises and leadership positions in those enterprises as well as his diligence, among other attributes, led the Board of Directors to conclude that he should continue to serve as one of our Directors. Mr. Bush also has the longest experience with the Company dating to his service to one of our predecessors and his serving on our Board shortly after our formation. Mr. Bush is also a member of the Berry family which continues to be significant shareholders of the Company.

Mr. Cropper is a member of the Audit Committee and is also a member of the Corporate Governance and Nominating Committee. Mr. Cropper served as Chairman of the Audit Committee from June 2004 to May 2006. Mr. Cropper is a consultant and private investor. Mr. Cropper retired in 1998 after 25 years with The Williams Companies, most recently serving as the President and Chief Executive Officer of Williams Energy Services, which was involved in various energy related businesses. Mr. Cropper has also been a director of three other public entities for the past five years, Sunoco Logistics Partners LP, Rental Car Finance Corp. and NRG Energy, Inc. and was also a director and member of the audit committee for Energy Transfer Partners, a public company, from 2000 until 2005. Mr. Cropper’s extensive experience in the energy business, and in the marketing of energy products, experience in management and leadership of significant business enterprises as well as his diligence, among other attributes, led the Board of Directors to conclude that he should continue to serve as one of our Directors. Mr. Cropper has been determined to be an audit committee financial expert.

Mr. Gaul is the Chairman of the Audit Committee. Previously, Mr. Gaul was a member and served as Chairman of the Corporate Governance and Nominating Committee. Mr. Gaul is a private investor. Mr. Gaul was the Chief

Financial Officer for Gentek Building Products from 1995 to 1997 and served for over 25 years in senior treasury or finance positions with various other companies. Mr. Gaul’s particular extensive experience with the financial operations of a variety of companies as well as his diligence, among other attributes, led the Board of Directors to conclude that he should continue to serve as one of our Directors. Mr. Gaul has been determined to be an audit committee financial expert.

Mr. Jamieson is a member of the Compensation Committee and served as its Chairman until August 2009. Mr. Jamieson is also a member of the Audit Committee. Mr. Jamieson is the Chief Executive Officer, President, owner and founder of Jaco Oil Company since 1970. Jaco Oil Company, based in Bakersfield, California, is one of the largest independent gasoline marketers in the western United States. Mr. Jamieson is also the owner of several private businesses involved in the petroleum, real estate and water utility industries. Mr. Jamieson’s particular experience in petroleum, gasoline marketing and related businesses and management of those businesses as well as his diligence, among other attributes, led the Board of Directors to conclude that he should continue to serve as one of our Directors. Mr. Jamieson has been determined to be an audit committee financial expert.

Mr. Keller is a member of the Corporate Governance and Nominating Committee and is also a member of the Compensation Committee. Mr. Keller is a private investor. In February 2006, Mr. Keller retired from Bill Barrett Corporation, a public company, where he had served as a member of the board of directors and had most recently served as the Vice Chairman of the Board and Chief Operating Officer. Mr. Keller was previously a co-founder of Barrett Resources Corporation in 1981 and served as Barrett Resources' Executive Vice President from 1983 until Barrett Resources was acquired in 2001. Mr. Keller’s extensive experience in the oil and gas business and the operation and management of that business and, in particular in the Rocky Mountain Region, as well as his diligence, among other attributes, led the Board of Directors to conclude that he should continue to serve as one of our Directors.

In considering all of the above described experience, qualifications, attributes and skills of each of the nine incumbent directors and further considering the diversity of background, viewpoints and experience as well as their collective ability to represent the interest of our shareholders, their integrity, commitment, independence of thought and judgment, ability to dedicate sufficient time and attention to their role and the balance of all of these attributes collectively within this group, the Board of Directors determined to nominate the incumbent directors for reelection.

The Company wishes to express its appreciation to the family of Dr. Ronald J. Robinson for his dedicated service as a Director of the Company from August 2006 until his untimely death in August 2009.

PROPOSAL NO. 2

APPROVAL OF THE 2010 EQUITY INCENTIVE PLAN

The Board of Directors approved the Berry Petroleum Company 2010 Equity Incentive Plan (the “2010 Plan”) on February 17, 2010, upon recommendation of the Compensation Committee and directed that the 2010 Plan be submitted to the shareholders for approval at the annual meeting. The Company has had a form of stock option or equity incentive plan in place since 1987. The latest plan (the “2005 Equity Incentive Plan”) will continue to operate after the adoption and approval of the 2010 Plan. As of March 15, 2010, there were 51,125,061 and 1,797,784 shares, respectively, of Class A Common Stock and Class B Stock issued and outstanding. As of March 16, 2010, there were 2,269,909 non-statutory stock options outstanding, 1,046,153 outstanding restricted share unit awards under the 2005 Equity Incentive Plan and 123,323 shares remaining available for awards under the 2005 Equity Incentive Plan.

Failure of the shareholders to approve the 2010 Plan would, in the opinion of the Board, limit the Company’s ability to continue its equity incentive program and potentially hamper the Company’s efforts to remain competitive in hiring and retention because the Company may not be authorized to offer the level of equity related incentives which are routinely granted to employees at companies with which the Company competes for experienced highly qualified personnel.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE BERRY PETROLEUM COMPANY 2010 EQUITY INCENTIVE PLAN.

Vote Required

Approval of the 2010 Plan requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to be voted on the proposal at the Annual Meeting.

Summary of the 2010 Plan

The following is a summary of the principal features of the 2010 Plan. This summary does not purport to be a complete description of the 2010 Plan and is qualified in its entirety by reference to its full text, a copy of which is attached to this Proxy Statement as Appendix A.

General. The purpose of the 2010 Plan is to encourage ownership in the Company by key personnel whose long-term service is considered essential to the Company’s continued progress and, thereby, align participants’ and shareholders’ interests. Stock options, stock appreciation rights (SARs), cash awards and stock awards, including restricted shares and stock units, may be granted under the 2010 Plan. Options granted under the 2010 Plan may be either incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (IRC), or nonstatutory stock options.

Administration. The 2010 Plan may be administered by the Board, a committee of the Board, or its delegate (as applicable, the “Administrator”). The Administrator with regard to awards to non-employee Directors will be a committee of independent Directors.

Eligibility. Awards under the 2010 Plan may be granted to employees, Directors, and consultants of the Company and its affiliates. Incentive stock options may be granted only to employees of the Company and its related corporations. As of December 31, 2009, there are approximately 243 full time employees and eight independent Directors eligible to receive awards under the 2010 Plan. The Administrator, in its sole discretion, selects the individuals to whom awards will be granted, the time or times at which such awards are granted, and the terms of such awards. A non-employee Director may be granted annual awards and may be eligible to receive a one-time grant at such non-employee Director’s initial commencement of service. Awards to non-employee Directors may be in the form of either a non-statutory stock option or a stock award. The Administrator will determine the type of annual award and the number of shares that are covered by such award, and will also determine whether non-employee Directors will receive the one-time grant at their initial commencement of service, and if so granted, determine the type of award and the number of shares that are covered by such award.

Number of Shares Available Under the 2010 Plan. A total of 1,000,000 shares of Common Stock are reserved for issuance under the 2010 Plan, and the maximum aggregate number of shares that may be issued under the 2010 Plan through the exercise of incentive stock options is 1,000,000. If an award is cancelled, terminates, expires, or lapses for any reason without having been fully exercised or vested, the cancelled, terminated, expired or unvested shares of Common Stock generally will be returned to the available pool of shares reserved for issuance under the 2010 Plan. The available pool of shares reserved for issuance under the 2010 Plan will not be increased by any shares withheld from an award used to pay withholding taxes with respect to an award, by any shares tendered to satisfy the exercise price or purchase price of an award, or by any shares repurchased by the Company on the open market with the proceeds of the exercise price or purchase price of an award.

Section 162(m) Limitations. IRC Section 162(m) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Company’s Chief Executive Officer or any of the three other most highly compensated officers other than the Company’s Chief Financial Officer. Certain performance-based compensation is exempt from the deduction limit if it otherwise meets the requirements of IRC Section  162(m). One of the requirements for equity compensation plans is that there must be a limit to the number of shares subject to awards granted to any one individual under the plan. Accordingly, the 2010 Plan provides that no employee may be granted awards covering more than 400,000 shares in any calendar year, except that in connection with his or her initial service, such employee may be granted stock awards covering up to an additional 400,000 shares or awards of options or SARs covering up to an additional 600,000 shares. The maximum amount payable pursuant to cash awards granted under the 2010 Plan for any calendar year to any employee that is intended to satisfy the requirements for performance-based compensation under Section 162(m) of the IRC may not exceed $3,000,000. Shareholder approval of this proposal will constitute shareholder approval for IRC Section 162(m) purposes of the 2010 Plan’s eligibility provisions, these limitations and the performance criteria below.

Terms and Conditions of Options. A stock option is the right to purchase shares of Common Stock at a fixed exercise price for a fixed period of time. Each option will be evidenced by a stock option agreement and will be subject to the following additional terms and conditions.

•   Exercise Price. The exercise price of options granted under the 2010 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. In addition, the exercise price for any incentive stock option granted to any employee owning more than 10% of the Common Stock may not be less than 110% of the fair market value of the Common Stock on the date of grant. The fair market value of the Common Stock is determined as the closing sales prices for the Common Stock on the date the option is granted (or if no sales were reported that day, the last preceding day a sale occurred). No option may be repriced to reduce the exercise price of such option without stockholder approval (except in connection with a change in the Company’s capitalization).

• Exercise of Option. An option granted under the 2010 Plan generally cannot be exercised until it becomes vested. The Administrator establishes the vesting schedule of each option at the time of grant and the option will expire at the times established by the Administrator. After termination of service of one of the employees, Directors, or consultants, he or she may exercise his or her option for the period of time stated in the stock option agreement, to the extent the option is vested on the date of termination. If termination is due to death or disability, the option generally will remain exercisable for 12 months following such termination. In all other cases, the option generally will remain exercisable for four months, except for Section 16 insiders which are exercisable for eight months. However, an option may never be exercised later than the expiration of its term. The term of any option may not exceed ten years, except that with respect to any participant who owns 10% or more of the voting power of all classes of outstanding capital stock, the term for incentive stock options must not exceed five years. The Administrator determines the acceptable form of consideration for exercising an option, including the method of payment, either through the terms of the stock option agreement or at the time of exercise of an option.

• Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 2010 Plan, as may be determined by the Administrator.

Terms and Conditions of Stock Awards. Stock awards are awards or issuances of shares of Common Stock that vest in accordance with terms and conditions established by the Administrator. Stock awards include stock units, which are bookkeeping entries representing an amount equivalent to the fair market value of a share of Common Stock, payable in cash, property or other shares of stock. Each stock award agreement will contain provisions regarding (1) the number of shares subject to such stock award or a formula for determining such number, (2) the purchase price of the shares, if any, and the means of payment for the shares, (3) the performance criteria, if any, and level of achievement versus these criteria that will determine the number of shares granted, issued, retained and vested, as applicable, (4) such terms and conditions on the grant, issuance, vesting and forfeiture of the shares, as applicable, as may be determined from time to time by the Administrator, (5) restrictions on the transferability of the stock award, and (6) such further terms and conditions, in each case not inconsistent with the 2010 Plan, as may be determined from time to time by the Administrator.

• Termination of Service. In the case of stock awards, including stock units, unless the Administrator determines otherwise, the restricted stock or restricted stock unit agreement will provide that the unvested stock or stock units will be forfeited upon the participant’s termination of service for any reason.

• Vesting. The vesting of a stock award may be subject to performance criteria, continued service of the participant, or both. Any stock award granted to a participant other than an outside Director (i) that is not subject to performance criteria shall vest no sooner than one-third on each of the first three anniversaries of the grant date, and (ii) that is subject to performance criteria will vest no sooner than one year after the grant date, provided, however, that the Administrator may provide for earlier vesting upon the awardee’s death, disability, or retirement. These restrictions on vesting of awards to participants other than outside Directors will not apply to a stock award that is granted in lieu of salary or bonus, provided that the awardee is given the opportunity to accept cash in lieu of the award.

No more than 5% of the total number of shares that may be issued under the 2010 Plan may be granted as stock awards to outside Directors which vest within less than one year after the grant date. Any stock awards to outside Directors in excess of the 5% exception will have a vesting period of no less than one year after the grant date.

Terms and Conditions of SARs. A SAR is the right to receive the appreciation in the fair market value of a share of Common Stock in an amount equal to the difference between (a) the fair market value of a share of Common Stock on the date of exercise and (b) the exercise price. This amount will be paid in cash or in shares of Common Stock with equivalent value, as determined by the Administrator. Each SAR agreement will contain provisions regarding (1) the number of SARs granted, (2) the exercise price, which will be no less than 100% of the fair market value of the Common Stock on the grant date, (3) the term of the SARs, which will be no longer than ten years, (4) the conditions of exercise, and (5) such other terms and conditions as the Administrator, in its sole discretion, shall determine.

Terms and Conditions of Cash Awards. Cash awards are awards that confer upon the participant the opportunity to earn future cash payments tied to the level of achievement with respect to one or more performance criteria established by the Administrator for a performance period. Each cash award agreement will contain provisions regarding (1) the performance goals and maximum amount payable to the participant as a cash award, (2) the performance criteria and level of achievement versus the criteria that will determine the amount of such payment, (3) the period as to which performance shall be measured for establishing the amount of any payment, (4) the timing of any payment earned by virtue of performance, (5) restrictions on the alienation or transfer of the cash award prior to actual payment, (6) forfeiture provisions, and (7) such further terms and conditions, in each case not inconsistent with the 2010 Plan, as may be determined from time to time by the Administrator. The maximum amount payable pursuant to a cash award for any fiscal year to any participant that is intended to satisfy the requirements for performance based compensation under IRC Section 162(m) shall not exceed $3,000,000.

Nontransferability. Unless the Administrator determines otherwise, the 2010 Plan does not allow for the transfer of awards other than by beneficiary designation, will or by the laws of descent or distribution and only the participant may exercise an award during his or her lifetime.

Qualifying Performance Criteria. Qualifying Performance Criteria means any one or more of the performance criteria listed below, either individually, alternatively or in combination, applied to either the Company as a whole or to a business unit, affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis, or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator in the award agreement. The performance criteria may be: (1) cash flow; (2) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (3) earnings per share; (4) growth in earnings, earnings per share or cash flow; (5) stock price; (6) return on equity or average shareholders’ equity; (7) total shareholder return; (8) return on capital; (9) return on assets or net assets; (10) return on investment; (11) revenue; (12) income or net income; (13) operating income or net operating income; (14) operating profit or net operating profit; (15) operating margin; (16) return on operating revenue; (17) reserve replacement; (18) production volume or growth; (19) overhead or other expense reduction; (20) growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index; (21) credit rating; (22) strategic plan development and implementation; (23) improvement in workforce diversity, (24) earnings before income tax, depreciation and amortization (EBITDA); (25) finding and development cost; (26) steam and non-steam operating cost; (27) environmental, health and safety record; (28) reserve growth; (29) finding, development and acquisition costs (FD&A); (30) operating cash flow; (31) net operating profit after tax (NOPAT); (32) economic profit; (33) dividend measures; (34) compliance with debt covenants; and (35) any other similar criteria as may be determined by the Administrator.

Adjustments Upon Changes In Capitalization, Merger or Sale of Assets. Subject to any required action by the Company’s shareholders, (1) the number and kind of shares covered by each outstanding award, and the number and kind of shares of Common Stock which have been authorized for issuance under the 2010 Plan but as to which no awards have yet been granted or which have been returned to the 2010 Plan upon cancellation or expiration of an award, (2) the price per share subject to each outstanding award and (3) the share limitations set forth in Section 3 of the 2010 Plan, shall be proportionately adjusted for any increase or decrease in the number or kind of issued shares resulting from a stock split, reverse stock split, spin-off, any distribution to holders of shares of securities or property (other than normal cash dividends or dividends payable in shares), combination, subdivision or reclassification of the Company’s stock, or any other increase or decrease in the number of issued shares of the Company’s stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been effected without receipt of consideration.

In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator, in its discretion, may provide for an option to be fully vested and exercisable until ten days prior to such transaction. In addition, the Administrator may provide that any restrictions on any award shall lapse prior to the transaction, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an award will terminate immediately prior to the consummation of such proposed transaction.

In the event of a change in control of the Company, as defined in the 2010 Plan and as determined by the Board or a committee of the Board, the Board or committee, in its discretion, may provide for the assumption, substitution or adjustment of each outstanding award, accelerate the vesting of options and SARs and terminate any restrictions on stock awards or cash awards, or cancel awards for a cash payment to the participant.

Amendment and Termination of the 2010 Plan. The Administrator may amend, alter, suspend or terminate the 2010 Plan, or any part thereof, at any time and for any reason. However, the Company will obtain stockholder approval for any amendment to the 2010 Plan to the extent required by applicable laws. In addition, without limiting the foregoing, unless approved by the Company’s stockholders, no such amendment shall be made or other action taken that would: (1) increase the maximum number of shares for which awards may be granted under the 2010 Plan, other than an increase pursuant to a change in the Company’s capitalization, (2) reduce the exercise price of outstanding options or SARs, or (3) change the class of persons eligible to receive awards under the 2010 Plan. No such action by the Administrator or stockholders may alter or impair any award previously granted under the 2010 Plan without the written consent of the participant. The 2010 Plan will continue in effect until terminated according to its terms.

New 2010 Plan Benefits. Because benefits under the 2010 Plan will depend on the Administrator’s actions and the fair market value of Common Stock at various future dates, it is not possible to determine the benefits that will be received by Directors, Executive Officers and other employees if the 2010 Plan is approved by the Company’s stockholders.

Section 409A. The Company intends that all awards granted under the 2010 Plan shall not cause the imposition of additional taxes pursuant to IRC Section 409A(a)(1)(B).

Certain Federal Income Tax Information

The following is a general summary as of this date of the federal income tax consequences to the Company and to U.S. participants for awards granted under the 2010 Plan. It does not purport to be complete and does not discuss the tax consequences in depth. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different.

Incentive Stock Options. For federal income tax purposes, the holder of an incentive stock option receives no taxable income at the time of the grant or exercise of the incentive stock option. If such person retains the Common Stock for a period of at least two years after the option is granted and one year after the option is exercised, any gain upon the subsequent sale of the Common Stock will be taxed as a long-term capital gain. A participant who disposes of shares acquired by exercise of an incentive stock option prior to the expiration of two years after the option is granted or one year after the option is exercised will realize ordinary income as of the exercise date equal to the difference between the exercise price and fair market value of the share on the exercise date. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss. The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the holder’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year.

Non-statutory Stock Options. A participant who receives a non-statutory stock option with an exercise price equal to or greater than the fair market value of the stock on the grant date generally will not realize taxable income on the grant of such option, but will realize ordinary income at the time of exercise of the option equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise. Any additional gain or loss recognized upon any later disposition of shares would be capital gain or loss. Any taxable income recognized in connection with an option exercise by an employee or former employee of the Company is subject to tax withholding by the Company.

Stock Awards. Stock awards will generally be taxed in the same manner as nonstatutory stock options. However, a restricted stock award is subject to a substantial risk of forfeiture within the meaning of IRC Section 83 to the extent the award will be forfeited in the event that the participant ceases to provide services to the Company. As a result of this substantial risk of forfeiture, the participant will not recognize ordinary income at the time of award. Instead, the participant will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier. The participant’s ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date the stock is no longer subject to forfeiture.

The participant may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty days of the award) an election pursuant to IRC Section 83(b). In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of award, and the capital gain holding period commences on such date. The ordinary income recognized by an employee or former employee will be subject to tax withholding by the Company. If the stock award consists of stock units, generally no taxable income is reportable when stock units are granted to a participant or upon vesting. Upon settlement, the participant will recognize ordinary income in an amount equal to the value of the payment received pursuant to the stock units.

Stock Appreciation Rights. A participant does not recognize any taxable income at the time a SAR is granted. Upon exercise, the participant will recognize ordinary income in an amount equal to the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Cash Awards. Upon receipt of cash, the participant will have taxable ordinary income, in the year of receipt, equal to the cash received. Any cash received by an employee or former employee will be subject to tax withholding by the Company.

Tax Effect for the Company. Unless limited by IRC Section 162(m), the Company generally will be entitled to a tax deduction in connection with an award under the 2010 Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, upon the exercise of a stock option).

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(INDEPENDENT AUDITORS)

At its February 16, 2010 meeting, the Audit Committee recommended and approved the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (independent auditors) to examine our financial statements for the year ending December 31, 2010. Our Board of Directors unanimously agreed to the recommendation. We are seeking shareholder ratification of such action. In the event the shareholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may recommend the appointment of a different independent registered public accounting firm at any given time during the year if the Audit Committee determines that such a change would be in our best interest and in the best interest of our shareholders.

It is expected that representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting and be available to make a statement or to respond to appropriate questions.

YOUR BOARD AND THE AUDIT COMMITTEE RECOMMEND THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (INDEPENDENT AUDITORS).

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Berry Petroleum Company is committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and other documents of interest are available at http://www.bry.com. The contents of our website are not incorporated into this document.

Director Independence

In February 2007 and in February 2009, our Board, upon recommendation of the Corporate Governance and Nominating Committee, amended our Director Independence Standards, originally adopted in February 2005. Our Director Independence Standards is available at http://www.bry.com. The contents of our website are not incorporated into this document.

After careful review, our Board has determined that with the exception of Mr. Heinemann, the President and Chief Executive Officer, each of the current Directors (Mr. Joseph H. Bryant, Mr. Ralph B. Busch, III, Mr. William E. Bush, Jr., Mr. Stephen L. Cropper, Mr. J. Herbert Gaul, Jr., Mr. Thomas J. Jamieson, Mr. J. Frank Keller and Mr. Martin H. Young, Jr.) standing for re-election has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning of our Director Independence Standards. All Board committees are entirely comprised of independent Directors.

In reaching the findings of independence of the eight non-employee Directors, the Corporate Governance and Nominating Committee and our Board considered not only our categorical independence standards but each of the facts and circumstances of such eight Directors. Specifically with regard to the stock ownership by Mr. Bush and Mr. Busch and the directorship by Mr. Bush of Eagle Creek (the parent company to S&D Supply Company) as described in related party transactions on page 41 of this Proxy Statement, our Board considered the fact that our transactions with S&D Supply Company are completed on a purchasing basis consistent with that used with all other vendors, are at prices competitive in the industry, and represent a benefit to us in the availability of the equipment utilized by us. The Board also considered the fact that these purchases represent less than 7% of our total purchases of such similar equipment and services, that this relationship between S&D Supply Company and us predates our formation in 1985, and that the relative ownership and relationship with Mr. Bush and Mr. Busch to Eagle Creek is a small minority of that company.

In considering the independence of Mr. Young, our Board considered the fact that Falcon Seaboard Investment Company (Falcon Investment), an affiliate of Falcon of which Mr. Young serves as Chief Financial Officer and Senior Vice President, purchased a position in our 8.25% Senior Subordinated Notes (Senior Subordinated Notes) in a transaction that did not involve the Company. These are publicly registered notes and Falcon and Mr. Young received no consideration from the Company in this matter. Likewise, Mr. Busch through a family trust, and Mr. Bush and Mr. Gaul directly have also purchased our Senior Subordinated Notes and Senior Notes in transactions that did not involve the Company. In fact, our Board encourages our Directors to not only own stock in the Company, but, if they should see fit, to own other of our non-equity securities. The Board would not consider any such ownership as impairing a Director’s independence. Our only non-equity securities currently are the Senior Subordinated Notes issued pursuant to the Form 424B5 filed October 19, 2006 and the Senior Notes issued pursuant to the Form 424B5 filed May 22, 2009 and Form 424B5 filed August 12, 2009.

The Board Role in Risk Oversight

While it is our Management’s responsibility to manage risk and bring to the Board of Director’s attention the most material risks to us in our business, risk assessment is one of the many factors that the Board of Directors considers in all of the decisions it makes. Management does the same. Whether it is considering an acquisition or disposition, approving the capital budget or amendments to it or approving compensation elements, risk is an issue considered by our Board usually on a subjective as opposed to an arithmetic basis. The Audit Committee is assigned primary responsibility for oversight of risk assessment with financial implications. Our Compensation Committee has the primary responsibility to consider material risk factors in making recommendations and other decisions on overall Company compensation and specifically on executive compensation. The Corporate Governance and Nominating Committee monitors our governance and succession risks. As the ultimate approver of our capital budget, major acquisition and disposition, material contracts, compensation and other similar decisions, the Board of Directors retains the ultimate authority over assessing risks and their impacts on our business.

Nomination for Directors

Shareholder Nominees

If a shareholder wishes to recommend a nominee for our Board of Directors, the shareholder should write to our Corporate Secretary at:

Corporate Secretary

Berry Petroleum Company

1999 Broadway, Suite 3700

Denver, CO 80202

Shareholders should specify the name and address of the nominee and the qualifications of such nominee for membership on our Board of Directors. All such recommendations will be brought to the attention of the Corporate Governance and Nominating Committee.

Evaluating Nominees for Director

Recommendations for open Board positions may come from a variety of sources including business contacts of current and former Directors or Officers, a professional search firm selected by the Corporate Governance and Nominating Committee or shareholder nominations. In evaluating such recommendations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, skills and experience on our Board. Each nominee will be considered based on the need or desire to fill existing vacancies, or to expand the size of our Board, and to select nominees that best suit our needs.

Director Qualifications

Director candidates will be evaluated based on criteria developed by the Corporate Governance and Nominating Committee from time to time for each individual vacancy. Qualifications that will be considered for all nominees include, but are not limited to:

•	the ability of the prospective nominee to represent the interests of our shareholders;
•	the prospective nominee’s personal and professional experiences and expertise;
•	the prospective nominee’s standards of integrity, commitment, independence of thought and judgment and avoidance of conflicts of interest;
•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the performance of his or her duties; and
•	The balance of diversity represented including diversity of viewpoints, background, experience and other demographics.

Communications with our Board

Individuals may communicate with our Board by writing to:

Board of Directors

Berry Petroleum Company

1999 Broadway, Suite 3700

Denver, CO 80202

Communications that are intended specifically for the independent Directors or the presiding Director should be sent to the address above to the attention of the Chairman of the Board. Personnel designated by us will review and create a log of all such correspondence that, in our opinion, deals with the functions of our Board or committees thereof. The Chairman of the Board periodically reviews the log of all such correspondence we receive and determines which items to bring to the attention of the full Board or to any particular Committee of our Board.

Additional Information Concerning Directors

Effective January 1, 2007, non-employee Directors, excluding the Chairman of the Board, are paid a quarterly retainer fee of $10,000, plus $1,200 per day for each Board meeting day attended and $1,200 per day for each Committee meeting attended which is not held on the same day as a Board meeting. As of February 16, 2010 non-employee Directors will be paid the same $1,200 fee but calculated per meeting rather than per day in recognition of the additional amount of work by our Directors, many of whom now serve on more than one Committee. As of December 31, 2009, the Chairman of the Audit Committee receives an additional retainer of $3,750 per quarter, the Chairman of the Compensation Committee receives an additional retainer of $3,750 per quarter, and the Chairman of the Corporate Governance and Nominating Committee receives an additional retainer of $1,875 per quarter, each in addition to the meeting fees that are paid to other non-employee Directors. Effective January 1, 2007, the Chairman of the Board receives an annual Director’s fee of $150,000 payable quarterly in addition to the meeting fees that are paid to other non-employee Directors. Mr. Heinemann, as CEO, receives no further compensation as a Director. We reimburse all Directors for their reasonable expenses in connection with their activities as Directors. In February 2009 and February 2010 each of the non-employee Directors were granted a $100,000 cash award in lieu of any equity awards. Non-employee Directors can elect to have their quarterly and meeting fees or other cash compensation paid in cash, or defer payment until their resignation from our Board of Directors in an interest account or to a stock unit account which mirrors our Class A Common Stock under deferral provisions of the Non-Employee Directors Deferred Compensation Plan. See the Director Compensation table on page 17 of this Proxy Statement.

The 2005 Equity Incentive Plan, which was approved by the shareholders in May 2005, allows for equity grants to Directors as recommended by the Compensation Committee and approved by our Board of Directors. Under the 2005 Equity Incentive Plan no options or restricted stock units (RSUs) were granted to the Directors in 2009 or 2008. For 2007, 3,956 options and 1,319 RSUs were granted to the non-employee Directors on December 14, 2007. The grant date fair market value of the total options and RSUs granted to each non-employee Director for 2007 was $115,002 based on the average of the high and low stock price on December 14, 2007 of $43.61. The 1,319 RSUs granted do not require any payment when exercised but are subject to a restriction that they may not be issued until at least January of 2012 or earlier when the Director leaves the Board, subject to a Director's deferral election to thereafter receive the underlying shares in five equal installments or in a lump sum. All undistributed shares are immediately issued in the event of a change in control. Pursuant to the 2005 Equity Incentive Plan, the exercise price of the options granted in 2007 is the average of the high and the low market stock price on the date of the award. The maximum option exercise period is ten years from the date of the grant. The options and RSUs issued to the Directors vest immediately. On February 17, 2010, our Board amended our Corporate Governance Guidelines to require that within five years each Director own an amount of our shares having a value at least equal to five times the annual retainer we pay each Director. All our current Directors satisfy this policy. See page 18 of this Proxy Statement for a summary of the share holdings in the Company by our Directors.

The cost of any and all perquisites paid to or on behalf of each non-employee Director was less than $10,000 for 2009.

MEETINGS AND COMMITTEES OF OUR BOARD

Our Board

Each Director is expected to devote sufficient time, energy and attention to ensure diligent performance of his duties and to attend all shareholder, Board and applicable Committee meetings. In 2009, our Board of Directors held ten meetings, and the Audit Committee held eight meetings; the Compensation Committee held six meetings, and the Corporate Governance and Nominating Committee held five meetings. All of the nominees holding office attended at least 75% of our Board meetings and meetings of Committees on which they were members. It is our policy that each member of our Board attend our annual meeting. All of our Directors were present at the annual meeting held on May 13, 2009. Martin H. Young, Jr., the Chairman of the Board, has been chosen to be the presiding Director to preside over each executive session of the independent Directors. In the event the Chairman of the Board is unavailable, the remaining independent Directors will select the independent Director to preside over the executive session of the independent Directors. In 2004, our Board determined that it was best for our Company at that time and currently to have a Chairman of the Board separate from the CEO in order to facilitate communication between the independent Directors and our CEO and to relieve our CEO of many of the corporate governance responsibilities relevant to the Board of Directors.

Committees of our Board

Our Board has three standing Committees to facilitate and to assist our Board in the execution of its responsibilities. The Committees are currently the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. In accordance with New York Stock Exchange listing standards, all the Committees are comprised solely of non-employee, independent Directors. Charters for each Committee are available on our website at www.bry.com by first clicking on "Investor Center" and then "Corporate Governance." The table below shows current membership for each of the standing Board Committees:

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Stephen L. Cropper	Joseph H. Bryant	William E. Bush, Jr. *
J. Herbert Gaul, Jr. *	Ralph B. Busch III *	Stephen L. Cropper
Thomas J. Jamieson	Thomas J. Jamieson	J. Frank Keller
Martin H. Young, Jr.	J. Frank Keller

* Committee Chairman

(1)	The Audit Committee

The Audit Committee has four members and met eight times in 2009. The Committee is composed solely of non-employee Directors, all of whom our Board has determined are independent pursuant to New York Stock Exchange rules. Our Board has also determined that each of Mr. Cropper, Mr. Gaul, Mr. Jamieson and Mr. Young is an audit committee financial expert as defined in Item 407(d) of Regulation S-K and that each member of the Audit Committee is an independent director as defined in the Securities Exchange Act of 1934. Mr. Gaul currently serves as the Chairman of the Audit Committee. The Audit Committee reviews, acts on and reports to our Board of Directors with respect to our auditing performance and practices, risk management, financial and credit risks, accounting policies, internal control, internal audit practices, tax matters, financial reporting and financial disclosure practices. The Audit Committee is responsible for: 1) reviewing and selecting our independent registered public accounting firm, 2) reviewing the scope of the annual audit, 3) pre-approving the nature of non-audit services, 4) approving the fees to be paid to the independent registered public accounting firm, 5) reviewing the performance of our independent registered public accounting firm, 6) approving the outside accounting firms hired for special projects and internal audits and reviewing their reports, 7) reviewing our accounting practices and 8) performing any other tasks as described in the Audit Committee’s Charter. Our Board approved Charter of the Audit Committee was last revised on February 17, 2010, is reviewed at least annually and is available at http://www.bry.com. The contents of our website are not incorporated into this document.

(2)	The Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee (CGN Committee) of our Board of Directors consist of three members and met five times in 2009. The CGN Committee is composed solely of non-employee Directors, all of whom our Board has determined are independent pursuant to New York Stock Exchange rules. Mr. Bush serves as Chairman of the CGN Committee. The CGN Committee is responsible for: 1) the development of governance guidelines and practices for the effective operation of our Board in fulfilling its responsibilities, 2) the review and assessment of the performance of our Board, 3) the nomination of prospective Directors for our Board of Directors and Board Committee memberships; 4) in conjunction with the Chairman of the Board, the Compensation Committee and the entire Board of Directors ensuring that executive succession planning is periodically considered; and 5) performing any other tasks as described in the CGN Committee Charter. We regularly monitor developments in the areas of corporate governance. Our Board approved Charter of the CGN Committee was last revised on February 17, 2010, is reviewed at least annually and is available at http://www.bry.com. The contents of our website are not incorporated into this document.

(3)	The Compensation Committee

The Compensation Committee of our Board of Directors consists of four members and met six times in 2009. The Committee is composed solely of non-employee Directors, all of whom our Board has determined are independent pursuant to New York Stock Exchange rules. Mr. Busch serves as Chairman of the Compensation

Committee. The Compensation Committee is responsible for: 1) recommending to our Board of Directors total compensation for Executive Officers, including but not limited to, salaries, bonuses and all equity-based compensation, 2) evaluating, in conjunction with all the independent Directors, the performance of the CEO, 3) reviewing general plans of compensation and benefit programs for our employees, 4) recommending Director compensation, 5) reviewing and approving awards under our Incentive Compensation Plan and 6) performing any other tasks as described in the Compensation Committee’s Charter. In addition, the Compensation Committee is charged with the responsibility, subject to certain authority reserved to our Board, of administering our 2005 Equity Incentive Plan and the 1994 Stock Option Plan. Our Board approved Charter of the Compensation Committee was last revised on February 17, 2010, is reviewed at least annually and is available at http://www.bry.com. The contents of our website are not incorporated into this document.

DIRECTOR COMPENSATION

The table below summarizes the compensation paid by us to non-employee Directors for the fiscal year ended December 31, 2009.

Name (1)	Fees Earned or Paid in Cash or Deferred ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Martin H. Young, Jr.	$ 270,400	$ -	$ -	$ -	$ 21,536	$ 291,936
Joseph H. Bryant	$ 153,200	$ -	$ -	$ -	$ 7,840	$ 161,040
Ralph B. Busch, III	$ 161,333	$ -	$ -	$ -	$ 11,171	$ 172,504
William E. Bush, Jr.	$ 163,100	$ -	$ -	$ -	$ 5,175	$ 168,275
Stephen L. Cropper	$ 158,000	$ -	$ -	$ -	$ 495	$ 158,495
J. Herbert Gaul, Jr.	$ 174,200	$ -	$ -	$ -	$ 10,460	$ 184,660
Thomas J. Jamieson	$ 167,067	$ -	$ -	$ -	$ 17,002	$ 184,069
J. Frank Keller	$ 156,800	$ -	$ -	$ -	$ 5,244	$ 162,044
Ronald J. Robinson	$ 142,000	$ -	$ -	$ -	$ 2,698	$ 144,698

(1)	Robert F. Heinemann, our CEO, is not included in this table as he is our employee and thus receives no compensation for serving as a Director.

(2)

Represents the fees earned by each of the Directors under our Board of Director fee arrangements disclosed on page 15 of this Proxy Statement. Each Director is able to defer his fees in full or in part into the Non-Employee Director Deferred Compensation Plan as disclosed on page 15 of this Proxy Statement. In 2009, Mr. Young, Mr. Bryant, Mr. Jamieson and Mr. Keller deferred 100% of their Director's fees into the Plan and Mr. Busch deferred a portion of his Director's fees into the Plan.

(3)

The Directors did not receive any equity awards in 2009. On February 17, 2010, the Directors granted a cash award of $100,000 to each of the eight non-employee Directors. The grant is not included in this table. Pursuant to the deferral elections previously in place, Mr. Young, Mr. Bryant, Mr. Busch, Mr. Cropper, Mr. Jamieson and Mr. Keller deferred all of this cash award into 3,511 stock units respectively under the Non-Employee Director Deferred Compensation Plan. The February 17, 2010 $100,000 grant is in contrast to the $100,000 cash award made on February 18, 2009 (which is included in the above table) and the $115,002 grant date fair market value of the equity awards made to the Directors on December 14, 2007.

(4)

Reflects the dollar value of dividend equivalents earned by the Directors in 2009 and deferred in the Non-Employee Director Deferred Compensation Plan and the dividend equivalents paid to the Directors on the RSU’s outstanding. At December 31, 2009, each Director had the following aggregate number of deferred stock units accumulated in their deferral accounts for all of their years of service for which they deferred compensation into the Plan as a Director, including additional share units credited as a result of the reinvestment of dividend equivalents: Mr. Young, 73,220 units, Mr. Bryant, 25,458 units; Mr. Busch, 36,722 units; Mr. Bush, 15,732; Mr. Gaul, 33,496 units; Mr. Jamieson 56,451 units and Mr. Keller 15,732 units. These share units are not included in the Security Ownership Table below because the share units are not issued nor do they have any voting power until such time as the Director retires or resigns from our Board. Mr. Heinemann has 3,144 deferred stock units under this Plan that relate back to the time he served as a Director prior to his employment with the Company.

SECURITY OWNERSHIP

Security Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of our Class A Common Stock as of March 15, 2010 for each Director and nominee for Director, each Executive Officer in the Summary Compensation Table herein, and by all Directors (including nominees) and our Executive Officers and other Officers as a group.

Name (1)	Class A Common Stock (2)	Options or RSUs Currently Exercisable or within 60 days	Total Stock and Stock Based Holdings (3)	Percent of Class (4)
Martin H. Young, Jr.	40,000	63,956	103,956
Robert F. Heinemann (8)	137,260	675,985	813,245	1.52%
Joseph H. Bryant	-	23,956	23,956
Ralph B. Busch, III (5)	364,625	73,956	438,581
William E. Bush, Jr. (6)	263,296	33,956	297,252
Stephen L. Cropper	5,000	53,956	58,956
J. Herbert Gaul, Jr.	14,000	73,956	87,956
Thomas J. Jamieson (7)	244,862	73,956	318,818
J. Frank Keller	1,200	23,956	25,156
David D. Wolf (8)	60,671	-	60,671
Michael Duginski (8)	30,759	290,067	320,826
G. Timothy Crawford (8)	8,658	152,140	160,798
Daniel G. Anderson (8)	8,030	125,140	133,170
All Directors, Executive Officers and other Officers as a group – (18 persons) (9)	1,193,811	1,725,930	2,919,741	5.39%

(1)	All Directors and beneficial owners listed above can be contacted at Berry Petroleum Company, 1999 Broadway, Suite 3700, Denver, CO 80202.

(2) Includes shares held directly or in joint tenancy, shares held in trust, by broker, bank or nominee or other indirect means and over which the individual or member of the group has sole voting or shared voting and/or investment power. Unless otherwise noted, each individual or member of the group has sole voting and investment power with respect to the shares shown in the table above.

(3) Does not include 280,972 units in a stock account owned by the Directors which represent the economic equivalent of shares of Class A Common Stock which have been earned by nine of the Directors through the Non-Employee Directors Deferred Compensation Plan. These share equivalents are subject to Class A Common Stock market price fluctuations and are non-voting. The stock account unit shares cannot be issued until the Director resigns or retires from our Board so none of these shares are projected to be issued within 60 days. Stock account units owned as of March 15, 2010 including the deferral elections for the February 17, 2010 compensation awarded were 76,731 by Mr. Young, 3,144 by Mr. Heinemann, 28,969 by Mr. Bryant, 40,183 by Mr. Busch, 15,732 by Mr. Bush, 3,511 by Mr. Cropper, 33,496 by Mr. Gaul, 59,962 by Mr. Jamieson and 19,244 by Mr. Keller. Mr. Heinemann’s participation relates to the time he was a Director prior to his employment by us.

(4) No current Director or Executive Officer, except Mr. Heinemann, beneficially owns more than 1% of the total outstanding shares of Class A Common Stock.

(5) Includes 143,528 shares held directly, 124,665 shares held in the B Group Trust at Union Bank of California which Mr. Busch votes, 80,000 shares held in a family trust for which Mr. Busch shares voting and investment power as co-trustee, 6,000 shares held in a family foundation for which Mr. Busch shares voting and investment power with his parent and siblings and 10,432 shares held in trust for his minor children.

(6) Includes 262,496 shares held directly and 800 shares held in trust for his grandchildren.

(7) Includes 48,000 shares held directly, 33,800 shares held indirectly by Mr. Jamieson through Jaco Oil Company, a corporation, 138,062 shares held indirectly through a trust and 25,000 shares held indirectly by Mr. Jamieson through a partnership, all entities for which he has investing and voting power for the shares.

(8) Includes 125,791, 57,250, 20,042, 4,997 and 7,079 shares held directly by Mr. Heinemann, Mr. Wolf, Mr. Duginski, Mr. Crawford and Mr. Anderson, respectively. Also includes 11,469, 3,421, 10,717, 3,661 and 951 shares held indirectly in the Company’s 401(k) Plan by Mr. Heinemann, Mr. Wolf, Mr. Duginski, Mr. Crawford and Mr. Anderson, respectively.

(9) Also includes an additional 12,092 shares held directly by our other Officers not included above and 5,972 shares held indirectly by our other Officers in our 401(k) Plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (for purposes of this analysis, the Committee) has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy subject to the ultimate approval of our Board of Directors. While this analysis is primarily intended to discuss the 2009 executive compensation of the five named executive officers consisting of Mr. Heinemann, Mr. Wolf, Mr. Duginski, Mr. Crawford and Mr. Anderson (the Executive Officers), we have included discussion of our overall compensation program as the entire employee workforce is critical to our success and there is significant overlap between the compensation of our entire workforce and the compensation of our Executive Officers with the exception of the 2010 Performance Share Award Program, described below, which is limited to our Executive Officers and certain other Officers.

The Committee ensures that the total compensation paid to the Executive Officers is fair, reasonable, competitive, and aligned with shareholder interests. In carrying out its responsibilities, the Committee is authorized to engage outside advisors as the Committee deems appropriate. During 2009, the Committee did not utilize the services of any outside consultant, but commencing in January 2010, the Committee retained the services of Deloitte Consulting LLP (Deloitte). The services being provided in 2010 by Deloitte include obtaining information and providing advice on compensation practices by an industry peer group, the makeup of which was pre-approved by the Committee and is described below. Deloitte also assisted with the development of the 2010 Performance Share Award Program, described below.

When determining the compensation for the Executive Officers (excluding the CEO), the Committee consults with, and receives recommendations from, the CEO as to compensation for each of the Executive Officers (excluding the CEO). The CEO does not make recommendations concerning his own compensation.

Compensation Philosophy and Objectives

Our compensation philosophy is designed to support the overall objective of maximizing the return to our shareholders while maintaining a qualified workforce by:

(1)	attracting, developing, rewarding, and retaining highly qualified and productive individuals;
(2)	directly aligning compensation to both the Company’s performance and individual performance;
(3)	ensuring compensation levels that are externally competitive and internally equitable; and
(4)	encouraging executive stock ownership to enhance a mutuality of interest with our shareholders.

It is the Committee’s policy to provide incentives that promote both our short term and long term financial objectives that are appropriate to the nature of our assets. Base salary and short term incentive compensation are designed to reward achievement of short term objectives while the long term incentive compensation is intended to encourage employees, particularly executives, to focus on our long term goals. Salary, annual cash bonuses and equity awards are the primary focus of our program and we believe attention to all three is important to retain our existing personnel and to attract and hire new employees. With the exception of our CEO, Chief Financial Officer and Chief Operating Officer, we do not have employment agreements (other than change in control agreements, discussed below) with any of our employees. As to any given individual, the factors considered in any compensation decision include, but are not limited to, the complexity of that individual’s job, the person’s demonstrated contributions to our value, competitive pressures in the marketplace and his or her relative performance compared to peers within the Company.

We consider inability to attract or retain qualified motivated employees as a primary risk for the Company as we operate in a highly competitive industry. In approving elements of the compensation program, the Committee and the Board prefer a balancing of factors to deter any one performance metric becoming an overriding influence. For that reason, the incentive compensation program (ICP) described below, for example, balances a number of metrics such as production targets against finding and development costs. The ICP also has a performance multiplier for environmental health and safety (EHS) performance to ensure that EHS is given a proper amount of attention by program participants. Our recently enacted Performance Share Award Program, also described below, uses the performance measures over a three year period in order to mitigate against a very short term focus at the expense of long-term results by our senior executives, including the Executive Officers. The Committee and our Board have determined that it is not reasonably likely that our compensation programs and policies create risks that will have a material adverse effect on us.

Setting Executive Compensation

Our Board has determined that it is in our best interest to maintain flexibility when establishing executive compensation due to the intense competition for quality people within our industry and the volatility of commodity prices not under our direct control. Consequently, we have not set standards for executive compensation on a year to year basis nor set standards for the amount of short term versus long term compensation. The Committee utilizes its own discretion and experience and, if utilized by the Committee, the input of outside advisors to recommend both Executive Officer compensation as well as Board compensation for ultimate approval by the Board. Additionally, the CEO, at least annually, presents to the Committee his views as to salary adjustments, bonus amounts, and equity grants (in the form of stock options and/or RSUs) for the Executive Officers (excluding himself) and other employees. After consulting with the CEO and any outside advisors that the Committee deems necessary, the Committee recommends to our Board the compensation it deems appropriate for the Executive Officers. All compensation for our Officers is subject to Board approval. Currently, all equity grants are ultimately reviewed and ratified by the Committee and the Board and when the Board is acting as to CEO compensation, our CEO does not participate and all votes are by the independent Directors only.

To evaluate compensation, in 2009 we utilized two external compensation surveys for the upstream oil and gas industry from Effective Compensation, Inc. (ECI) which focuses on both non-executive and executive positions and Towers Perrin Oil & Gas Survey (TP) which focuses primarily on field hourly positions. We understand that both ECI and TP develop their data by anonymously collecting data from participating companies and then publishing that data for all the participants to use to assist in compensation decisions. We used this information to evaluate whether or not our compensation was consistent with that disclosed by the survey for non-executive positions. Furthermore, we do our own internal analysis of the published compensation data of our peer group. The make up of that peer group was determined by the Committee in consultation with the CEO and was unchanged from the prior year. The peer group utilized for 2009 analysis consisted of: Bill Barrett Corp., Cabot Oil & Gas Corp., Cimarex Energy Co., Comstock Resources Inc., Denbury Resources Inc., Encore Acquisition Co., Forest Oil Corp., Petrohawk Energy Corp., Plains Exploration & Production Co., Quicksilver Resources Inc., Range Resources Corp., St. Mary Land & Exploration Co., Stone Energy Corp., Swift Energy Co., and Whiting Petroleum Corp. (the “peer group”). Effective February 17, 2010 the Board approved changes to the composition of the peer group going forward to consist of Bill Barrett Corp., Cabot Oil & Gas Corp., Cimarex Energy Co., Comstock Resources Inc., Denbury Resources Inc., Forest Oil Corp., Mariner Energy, Inc., Penn Virginia Corp., Plains Explorations & Production Co., Quicksilver Resources Inc., SandRidge Energy, Inc., St. Mary Land & Exploration Co., Stone Energy Corp., Swift Energy Co., and Whiting Petroleum Corp. which peer group will be considered as part of 2010 compensation decisions, including performance under the 2010 Performance Share Award Program, described below. This change was made after the Compensation Committee considered input from Deloitte and is intended to as much as reasonably possible to include in the peer group other companies whose attributes, including but not limited to size, properties, strategies and structure, are somewhat similar to ours.

The Committee compares the competitive data as to the peer group for the base salary, short term incentive compensation and long term incentive compensation for each Executive Officer. When it is available, the data also is used to determine the relationship of cash compensation to equity compensation and the proration of the long term compensation between RSUs and stock option grants. As a general guideline, the Committee believes that total compensation, including base salary, annual bonus and the value of equity grants, for the average of all of the Executive Officers should be between the 25th and 50th percentile of the peer group. As the Committee reviewed the 2009 proxy data of the peer group prior to making its decisions on 2009 compensation, it was determined that, on average for the Executive Officers, the total compensation for the Executive Officers was at the 20th percentile of the peer group. The Committee also concluded that these results were materially affected by the reduced value of the equity awards made in 2008 which were adversely affected by unusual stock market conditions at the time of the grant. The Committee further recognizes that the public data available as to the peer group is fundamentally at least six months or more old and, therefore, is only a directional tool in making decisions on executive compensation.

The basic tool used to encourage participation of our employee base in our equity ownership is currently RSUs, which are an important foundation of equity ownership that retain value in volatile commodity markets. All equity grants in 2009 were in the form of RSUs. While we believe stock options are by their nature tied to performance and therefore remain part of the potential compensation tools our Board has used and may use in the future, no stock options were granted in 2009.

2009 Compensation

During fiscal year 2009, we compensated our Executive Officers with a compensation program composed of:

•	base salary;
•	short term incentive compensation;
•	long term incentive compensation;
•	401(k) excess matching;
•	executive life insurance; and
•	other personal benefits.

Base Salary. The Committee reviews each Executive Officer and certain other Management employees’ salaries annually. In determining appropriate salary levels, the Committee considers the level and scope of responsibility, experience, our performance, individual performance relative to internal peers, as well as pay practices of other companies relating to executives of similar responsibility. By design, we strive to set executives’ salaries at or close to the median of our peer group, adjusted for years of experience, individual performance, and job responsibility. For 2009, salaries paid to our named Executive Officers accounted for the following percentages of their Total 2009 Compensation: Mr. Heinemann (14%), Mr. Wolf (17%), Mr. Duginski (17%), Mr. Crawford (25%) and Mr. Anderson (40%). For this determination Total 2009 Compensation is the sum of: 1) 2009 base salary, 2) the cash bonus approved by our Board of Directors on December 11, 2009 and paid in March 2010 and 3) the grant date fair value of RSU awards granted on December 11, 2009 (Total 2009 Compensation).

2009 Short Term Incentive Compensation. In February 2009, upon recommendation of the Committee and the CEO, our Board approved a short term incentive compensation program for 2009 for all our employees (2009 ICP). All employees participated in the 2009 ICP which was intended to align employee incentives to achievement of our annual performance goals. An employee’s target opportunity is directly dependent upon the individual’s position, responsibility, and ability to impact our operating and/or financial success

Pursuant to Mr. Heinemann’s Amended and Restated Employment Agreement, his targeted payout for cash bonuses for 2009 was 100% of base salary, but could range from 50% to 200% of base salary as determined in the discretion of the Compensation Committee and the Board of Directors. For 2009, Mr. Heinemann’s base salary was $600,000 which was then the targeted payout for the cash bonus. In December 2009, the Compensation Committee and the Board of Directors determined that the targeted payout was below comparable target levels for other chief executive officers in our peer group and adjusted the target to 150% of base salary. The Committee and the Board recognized that 2009 was an extremely challenging year for us due to the volatility of commodity prices, the inaccessibility to credit markets and the bankruptcy of the refining company that purchased all of our heavy crude oil produced in California. Under Mr. Heinemann’s leadership, we reduced our capital and operating expenses to ensure the generation of excess cashflow, secured new refining contracts to market our California production, sold non-core assets, and executed two high yield bond offerings. In addition, we grew our production and proved reserves after divestitures, and as a result of these accomplishments restored our liquidity and market capitalization.

The Committee then determined that the short term incentive compensation or cash bonus under the 2009 ICP that should be paid to Mr. Heinemann was the amount of $1,150,000 due to his extraordinary effort in 2009 in a highly challenging year. The $1,150,000 number would then be adjusted for the outcome under the 2009 ICP. As noted below, the applicable percentage for Executive Officers was 103%. Consequently, the bonus amount shown in the Summary Compensation Table is $1,184,500 for Mr. Heinemann which is $1,150,000 times 103%.

For 2008, pursuant to his employment agreement, the targeted payout of discretionary cash bonus for Mr. Wolf was 50% of his base salary. Subsequent to 2008, Mr. Wolf’s targeted payout of cash bonus pursuant to his employment contract is between 50% and 200% of his base salary (though in certain circumstances it may be less) as determined in the discretion of the Compensation Committee and the Board of Directors and was 100% of base salary for 2009. Mr. Wolf’s annual base salary was $300,000 for 2009. In December 2009, the Compensation Committee and the Board of Directors determined that the short term incentive compensation or cash bonus under the 2009 ICP that should be paid to Mr. Wolf was the amount of $254,700, provided, however, that such number would be adjusted for the outcome under the 2009 ICP. As noted, the applicable percentage for Executive Officers was 103%. Consequently, the bonus amount shown in the Summary Compensation Table is $387,341 for Mr. Wolf which is $254,700 times 103%, plus Mr. Wolf received $125,000 of cash awards at the discretion of the Board in recognition of extraordinary efforts by him during 2009. These efforts included the implementation of 2009 financial plans to reduce our debt, improve the support from the lenders in our bank group, and ultimately improve our liquidity.

Pursuant to his employment agreement, the targeted payout of cash bonus for Mr. Duginski is between 50% and 200% of his base salary (though in certain circumstances it may be less) as determined in the discretion of the Compensation Committee and the Board of Directors and was 100% of base salary for 2009. Mr. Duginski’s base salary was $320,000 for 2009. In December 2009, the Compensation Committee and the Board of Directors determined that the short term incentive compensation or cash bonus under the 2009 ICP that should be paid to Mr. Duginski was the amount of $271,680, provided, however, that such number would be adjusted for the outcome under the 2009 ICP. As noted, the applicable percentage for Executive Officers was 103%. Consequently, the bonus amount shown in the Summary Compensation Table for Mr. Duginski is $404,830 which is $271,680 times 103%, plus Mr. Duginski received $125,000 of cash awards at the discretion of the Board in recognition of extraordinary efforts by him during 2009 in a highly challenging year related to the operational challenges of the sudden loss of the purchaser of all of our heavy crude oil produced in California and in managing our operating expenses and capital investment during a time of extreme volatility in commodity markets.

Under the 2009 ICP, the targeted payout of cash bonuses for 2009 for Mr. Crawford was 60% of base salary. Mr. Crawford’s salary for the first half of 2009 was $225,000. Mr. Crawford was subsequently promoted and the Board determined to increase his salary effective May 14, 2009 to $240,000. In December 2009, the Compensation Committee and the Board of Directors determined that the short term incentive compensation or cash bonus under the 2009 ICP that should be paid to Mr. Crawford was $118,860, provided, however, that such number would be adjusted for the outcome under the 2009 ICP. As noted, the applicable percentage for Executive Officers was 103%. Consequently, the bonus amount shown in the Summary Compensation Table for Mr. Crawford is $170,000 which is $118,860 times 103%, plus Mr. Crawford received $47,574 of cash awards at the discretion of the Board in recognition of extraordinary efforts by him during 2009 in a highly challenging year which efforts related to dealing with the sudden loss of the purchaser for all of our heavy crude oil produced in California that impacted 2009 production management.

Under the 2009 ICP, the targeted payout of cash bonuses for 2009 for Mr. Anderson was 50% of base salary. Mr. Anderson’s salary for 2009 was $225,000. In December 2009, the Compensation Committee and the Board of Directors determined that the short term incentive compensation or cash bonus under the 2009 ICP that should be paid to Mr. Anderson was $84,900, provided, however, that such number would be adjusted for the outcome under the 2009 ICP. As noted, the applicable percentage for Executive Officers was 103%. Consequently, the bonus amount shown in the Summary Compensation Table for Mr. Anderson is $87,447 which is $84,900 times 103%.

The actual short term incentive compensation received by any employee was a product of a targeted payout multiplied by a bonus percentage determined by regional and Company performance as determined under the 2009 ICP. Peer group data is reviewed periodically to determine the competitiveness of our incentive programs.

In November 2009, the Committee and the Board evaluated the efficacy of the prior Board established limit on total payout in any year under our incentive compensation plan (ICP) of approximately 3.75% of our annual net income. The Committee and the Board determined that with the evolution of our compensation plan design that now includes the measures of performance described below, an overall cap was no longer appropriate or necessary as the individual measures by design included a cap concept. In addition, with the many significant relatively recently acquired assets, the increasing focus of the Company on asset growth and cash flow and the volatility impact of accounting for hedge transactions, net income is no longer a reliable financial measure that is the best reflection of the overall performance of the Company. Also none of our peer group have a comparable net income cap. In 2009, the total payment determined under the 2009 ICP for the Company was $5,500,000 (which amount includes the $400,000 of special cash awards not under the 2009 ICP granted by the Board in light of the exceptional economic challenges faced and solved by certain Berry employees in 2009) as compared to a total payment under the 2008 ICP of $5,200,000. In the Board’s judgment use of the cap would have put Berry at a competitive disadvantage.

For 2009, bonuses paid to our named Executive Officers in February 2010 and declared by our Board of Directors on December 11, 2009 accounted for the following percentages of their Total 2009 Compensation: Mr. Heinemann (27%), Mr. Wolf (22%), Mr. Duginski (22%), Mr. Crawford (18%) and Mr. Anderson (16%).

The 2009 ICP had five measures of performance and each measure of performance had (i) assigned a relative weight and (ii) threshold, target and maximum levels for the applicable year. The initial measures of performance in 2009 for the Executive Officers were as follows:

Measure of Performance (as adjusted) (1)	Relative Weight	Threshold	Metric Target	Maximum
Cash flow	20%	$215,000,000	$250,000,000	$275,000,000
Total Company production (BOE/D)	20%	30,000	32,300	34,500
G&A costs	20%	$ 51,000,000	$ 47,000,000	$ 41,000,000
Total debt reduction	20%	$ 0	$ 14,000,000	$ 30,000,000
Total shareholder return measured relative to the peer group	20%	25th percentile	50th percentile	75th percentile

(1) These measures of performance were based on the approved 2009 capital budget and assumed $75/barrel (BBL) West Texas Intermediate (WTI) crude price and $7.50/Million British Thermal Units (MM BTU) Henry Hub (HH) gas price as well as differentials for oil and gas prices by region.

Where appropriate, overall Company metrics were broken down among our asset teams in California, the Rocky Mountains and Texas, and also to Company support services. However, the Executive Officers were only measured based on overall Company performance. Additionally, there is an overall modifier based on our EHS performance which is applied based on companywide performance. EHS performance for this purpose is evaluated by a committee of Management and non-Management employees, the appointment of which is approved by the Compensation Committee, and whose report is supplied to the Compensation Committee. The employees’ committee establishes the criteria for the evaluation. The minimum and maximum adjustments for the EHS multiplier are generally between 92% and 105%, respectively.

The Committee, with input from the CEO, has the discretion to adjust the ICP over the course of the year. For example, adjustments to ICP targets may be required when events occur that could not be anticipated in the design of the ICP at the beginning of the year. These would include acquisitions completed over the course of the year or events outside our control such as disruptions in our access to crude oil and natural gas markets. Adjustments were made in 2009 to reflect 1) the sale of our DJ Basin assets on April 1, 2009, by reducing the total company production metric target to 30,200, and 2) the purchase of additional interests in the Piceance Basin and an increase in our capital budget in the second quarter by increasing the total production metric target to 30,965. The above adjustments also caused adjustments to the cash flow metric target to $251,000,000. In addition over the course of 2009, the EHS factor evolved to one specific for each asset regional team but remained companywide for the Executive Officers. Consequently, the final 2009 ICP measures of performance effective for the Executive Officers and the results were:

Measure of Performance	Relative Weight	Threshold	Metric Target	Maximum	Results
Cash flow	20%	$213,000,000	$251,000,000	$276,000,000	$256,000,000
Total Company production (BOE/D)	20%	28,643	30,965	32,513	30,034
G&A costs	20%	$ 52,600,000	$ 48,500,000	$ 42,200,000	$ 49,500,000
Total debt reduction	20%	$ 0	$ 14,000,000	$ 30,000,000	$ 18,000,000
Total shareholder return measured relative to the peer group	20%	25th percentile	50th percentile	75th percentile	99th percentile

Based on the results, the Company-wide outcome applicable to Executive Officers was 112% before the EHS multiplier. In 2009, the companywide EHS multiplier was 92% which resulted in the companywide bonus applicable to any individual, including the Executive Officers, being decreased by a factor of 9%. Consequently the applicable percentage for Executive Officers was 103%.

Awards under the ICP are paid to all employees, except the Executive Officers and other Officers, at the end of January in the year following the applicable year. Executive Officers and other Officers receive their awards under the ICP following our receipt of audited financials for the applicable year which was in March 2010 for 2009 cash bonuses.

Long Term Incentive Compensation. Long term incentive compensation is awarded to employees that we must retain to accomplish our strategic goals over the longer term. As with base salary and short term incentive compensation, the value of long term awards is determined by several factors. These factors include our need to retain a specific employee, the employee’s performance, the employee's ability to add value to our enterprise and the competitive compensation data. Since the shareholders’ approval of the 2005 Equity Incentive Plan, RSU awards are the primary method used to provide equity grants for employees other than Officers although a mix of both stock options and restricted share unit awards is sometimes considered. RSUs are aligned with our shareholders' interests and provide retention value even in a low price commodity environment. In the past, Officers received both stock options and RSUs, but in 2009 and 2008 all awards were restricted share unit awards. It is our opinion that our Executive Officers and other Officers have the highest opportunity, in comparison to other employees, to effectuate our achievement of our corporate strategies.

Except for the recently adopted 2010 Performance Share Award program described below, it is the determination of our Board that the most appropriate time for us to make awards under the 2005 Equity Incentive Plan is at the end of the calendar year, as has been our practice since 1987. It is the opinion of our Board that announcing the awards at that time provides the greatest incentive to the employees going into the beginning of the next calendar year. Our Board has mechanisms in place to assure itself as to the accuracy of the performance numbers used at that time as our Board historically has made its final decisions within the first half of the month of December. Stock options are priced on the date of our Board meeting at which the decision on the grants is made and for which the meeting date is set well in advance. Likewise, all other stock options that may be occasionally granted during the year for new hires or special retention awards are priced on the date of grant. Under the 2005 Equity Incentive Plan, stock options are awarded at the average of the high and the low market sales price on the date of the award, while under the 1994 Stock Option Plan, the price was the closing market price on the date of the award. At the time the 2005 Equity Incentive Plan was adopted it was determined that using the average price on the date of the award was more appropriate than the closing price. For awards under the 2010 Equity Incentive Plan, if approved by the shareholders, the closing market price on the date of the award will be used.

For the awards made in December 2009 to our Executive Officers, our Board and Compensation Committee determined the awards should be 100% in RSUs, each vesting 25% per year over 4 years. These RSUs, once vested, are transferred to the Executive Officer in the earlier of January 2014 or the January following their termination of employment subject to the Executive Officer's deferral election to then receive the shares in a lump sum or over five years. The total dollar value of each award was first determined for each of the individuals, based first on recommendations by Mr. Heinemann for the other Executive Officers and for Mr. Heinemann by the Compensation Committee using the Compensation Committee members' experience and knowledge in evaluating the competitive data as to the chief executive officers within the peer group. The Committee also compared the long term compensation to the same data for the other Executive Officers. Overall, the corresponding value of units granted on

December 11, 2009 was up approximately 83% compared to the value of the grants made in December 2008 primarily due to the significant reduction in commodity prices year to year which resulted in our Board and Compensation Committee exercising discretion to award significantly less value in 2008. For 2009, the average share price on the grant date for RSUs of awards made to our Executive Officers under the 2005 Equity Incentive Plan accounted for the following percentages of their Total 2009 Compensation: Mr. Heinemann (59%), Mr. Wolf (62%), Mr. Duginski (61%), Mr. Crawford (57%), Mr. Anderson (44%).

2010 Compensation

For fiscal year 2010, we will compensate our Executive Officers with a compensation program composed of:

•	base salary;
•	short term incentive compensation;
•	long term incentive compensation;
•	performance share awards; and
•	perquisites and other personal benefits

Base Salary. Based on the decision of the Board and the Committee, total base salaries for all employees were increased on average by 3% for 2010. For the Executive Officers 2010 salaries are set at $620,000 for Mr. Heinemann (a 3% increase), $309,000 for Mr. Wolf (a 3% increase), $329,600 for Mr. Duginski (a 3% increase), $250,000 for Mr. Crawford (a 4% increase), and $232,000 for Mr. Anderson (a 3% increase).

2010 Short Term Incentive Compensation. The short term incentive compensation includes the 2010 ICP, which was approved in February 2010 by the Committee and the Board, to align employee incentives to achievement of our annual performance goals. The 2010 ICP design now includes separate measurement grids for each of our asset teams and separate support services. However, each of those measurement grids weights 50% of the outcome on the results of the companywide measurement grid. The Executive Officers and certain other employees’ bonus is determined by only the companywide measurement grid. The 2010 ICP has four companywide performance measures and each measure of performance has (i) an assigned relative weight and (ii) a threshold, target and maximum levels for 2010. The target measures of performance in 2010 for the Executive Officers are as follows:

Measure of Performance(1) (2)	Relative Weight	Metric Target
Discretionary Cash Flow ($MM)	30%	$330,000,000
Total Company Production (BOE/D)	30%	32,800
FD&A / BOE	30%	$ 12.00
G&A Costs / BOE	10%	$ 4.25
EHS Performance Factor	0.95-1.05%	Applied to weighted scorecard results

(1) The Committee and the Board retain the discretion to adjust the ICP targets when market conditions or other events occur that could not be anticipated in the design of the ICP at the beginning of the year. Examples include acquisitions and divestitures completed over the course of the year or other events outside our control such as disruptions in access to crude oil and natural gas markets.

(2) These measures of performance were based on the approved 2010 capital budget and assumed $60.00/BBL WTI crude price and $5.00/MM BTU HH gas price as well as differentials for oil and gas prices by region.

As noted in the table above, there is an overall modifier based on companywide EHS performance.

The target bonus percentage established for Mr. Heinemann under the 2010 ICP was 150% of his $620,000 2010 base salary, for Mr. Wolf it is 100% of his $309,000 2010 base salary, for Mr. Duginski it is 100% of his $329,600 2010 base salary, for Mr. Crawford it is 60% of his $250,000 2010 base salary, and for Mr. Anderson it is 50% of his $232,000 2010 base salary. While our performance under the 2010 ICP is subject to many variables and our 2010 ICP remains subject to adjustments in the discretion of the Committee and the Board, it is our expectation that these targets will be achieved.

Long Term Incentive Compensation. In March, 2010, our Board and the Committee adopted a change to our long term compensation program to further align the elements of our long term compensation to Company performance and shareholders’ interests measured for a longer time period. While the current intention is to make further equity grants in the future to reward our Executive Officers for their 2010 performance, with such awards most likely to be in the form of RSUs but may also include stock options, a 2010 Performance Share Award Program (described below) was adopted in the first quarter of 2010.

2010 Performance Share Award Program. On March 16, 2010, the Board and the Committee adopted the 2010 Performance Share Award Program (PSAP). The PSAP is intended to provide an annual incentive opportunity based on the overall success of the Company over a three year period beginning in 2010 by awarding a portion of a senior executive’s long term incentive compensation in the form of performance based restricted stock unit awards. The PSAP represents a transition from the Company’s prior practice of granting option and RSU awards based on one-year objectives to some performance share awards based on three-year objectives. In compliance with the tax requirements for deductibility of performance-based compensation, the maximum PSAP award granted to any Executive Officer is determined based on objective performance criteria.

Each award under the PSAP shall have an initial value established by the Committee at the time of the grant. Subject to the 2005 Equity Incentive Plan and the applicable award agreement, after the applicable performance period has ended, the holder of an award shall be entitled to receive, provided that the holder is then employed by the Company (subject to certain exceptions set forth below), a payout of restricted stock units, equal to the predetermined initial value but subject to the Committee’s discretion to reduce, but not increase, any such award, as provided below. Payment of restricted stock units earned under the PSAP, if any, shall be made in accordance with the terms and conditions of the applicable award agreement.

At its meeting, the Board and Committee established the period 2010-2012 performance target that at all times during the period, the Company must maintain an interest coverage ratio (defined as the consolidated coverage ratio from our Senior Subordinated Notes and Senior Notes, which is commonly described as EBITDA/Interest Paid) that is no less than 2.5 (Coverage Ratio Test). The Coverage Ratio Test was chosen by the Committee to be based upon controllable performance factors and to align with our shareholders’ interests. If the Company has not met the Coverage Ratio Test, no shares will be issued under the PSAP.

Assuming the Coverage Ratio Test is met, the Committee will have the discretion to reduce, but not increase, the number of awards granted under the PSAP based upon certain performance measures (PM) for the Company as a whole. The PM is based on two equally weighted performance factors – Total Shareholder Return as compared to the peer group for years 2010 – 2012 (TSR) and compounded annual Production Growth as measured by average annual barrels of oil equivalent per day (BOE/D) (excluding acquisitions and divestitures) for years 2010-2012 (PG). If the TSR is below the 75th percentile of the peer group or the PG is below 44,100 BOE/D, the Committee intends to reduce the number of awards proportionately. If the TSR is below the 25th percentile of the peer group or if the PG is below 34,470 BOE/D, the Committee intends to eliminate the applicable PSAP awards. Additionally, the Committee may adjust the PM if any of the following events occur during the relevant performance period: production gains and losses based on the purchase or sale of assets; extreme price volatility; impairment of assets and/or counterparty failures beyond management control; natural disasters; legislative actions taken which negatively affect operations or results; changes in accounting or tax rules which significantly affect outcomes; and any extraordinary, unusual or non-recurring items.

The following maximum number of restricted share units to be issued under the PSAP to the five Executive Officers upon the Company’s successful achievement of the Coverage Ratio Test was established as follows:

Executive Officer	2010 - 2012 PSAP Award

Robert F. Heinemann	42,060
David D. Wolf	18,175
Michael Duginski	18,776
G. Timothy Crawford	8,261
Daniel G. Anderson	4,130

The Committee anticipates that if the Company should achieve a TSR equal to the 50th percentile of the peer group and the PG is at 39,100 BOE/D (each a Target), then Mr. Heinemann would actually receive 24,034, Mr. Wolf would actually receive 10,386, Mr. Duginski would actually receive 10,729, Mr. Crawford would actually receive 4,721 and Mr. Anderson would actually receive 2,360 restricted share units under the PSAP.

Upon the death or disability of Mr. Heinemann, Mr. Wolf or Mr. Duginski, the award granted under the PSAP shall fully vest at the Target level and shall be paid in full. Upon the death or disability of Mr. Crawford or Mr. Anderson, or the other Officers receiving PSAP awards, the award granted to such Executive Officer under the PSAP shall (1) immediately vest based on the pro-rata amount of time that has lapsed since the commencement of the performance period, in this case January 1, 2010, and the date of death or disability; and (2) shall be paid in full at the Target levels. Upon a Change in Control of the Company, as defined in the PSAP, all awards to the Executive Officers shall immediately vest and shall be paid in full at the Target levels. In the event Mr. Heinemann is involuntarily terminated without cause or terminates his employment for good reason, as set forth in his employment agreement, the award granted to him under the PSAP will be (1) fully vested, (2) paid when all other awards are paid, and (3) based on our actual performance.

Perquisites and Other Personal Benefits. We are expecting that perquisites and other personal benefits for the Executive Officers in 2010 will be substantially similar to those paid in 2009.

Chief Executive Officer

Mr. Heinemann was named the President and Chief Executive Officer on June 16, 2004 and was previously named the interim President and interim Chief Executive Officer on April 26, 2004 and the Chairman of the Board from April 1, 2004 until June 16, 2004. From December 5, 2003, to March 31, 2004, Mr. Heinemann served as the Director designated to preside at executive sessions of our Board in the absences of the Chairman as well as to act as liaison between the independent Directors and the Chief Executive Officer. From 2000 until 2002, Mr. Heinemann served as the Senior Vice President and Chief Technology Officer of Halliburton Company and as the Chairman of the Halliburton Technology Advisory committee. He was previously with Mobil Oil Corporation (Mobil) where he served in a variety of positions for Mobil and its various affiliate companies in the energy and technical fields from 1981 to 1999, most recently as the Vice President of Mobil Technology Company and the General Manager of the Mobil Exploration and Producing Technical Center. Mr. Heinemann has bachelors and doctorate degrees in Chemical Engineering from Vanderbilt University, Nashville, Tennessee.

Upon Mr. Heinemann’s appointment as full time President and Chief Executive Officer in June 2004, we entered into a written Employment Agreement with Mr. Heinemann which provided for an initial base salary of $375,000 and specified Mr. Heinemann’s eligibility for discretionary annual bonuses. The term of the Agreement was for three years unless earlier terminated pursuant to its terms. In 2004, Mr. Heinemann received a signing bonus of $300,000 as well as a stock option grant of 100,000 stock options as an inducement for Mr. Heinemann to accept the position and in recognition of his foregoing other business opportunities.

In the spring of 2006, in the face of increasing intensity of competition for qualified, experienced personnel in our industry, Mr. Heinemann’s retention as President and Chief Executive Officer was deemed by our Board to be vital to the ongoing implementation of our long term strategies and in particular our growth activities in the Rocky Mountain region and the potential development of the diatomite resource in California. This assessment was based on his experience, qualifications in upstream technology and oil and gas production and his leadership qualities. In recognition of these facts, as well as the fact that only approximately one year remained in the term of his employment agreement, it was the unanimous consensus of the independent Directors that it was prudent to enter into an amended and restated employment agreement with Mr. Heinemann to ensure the continuity of his services. Our Board charged the Committee to begin to consider the variety of approaches to ensure Mr. Heinemann’s retention and to recognize his accomplishments to date and the additional efforts required to retain him.

Based on the experience and knowledge of members of the Committee, data generally available to us from industry surveys and input from outside experts, the Committee identified potential terms, including benefits that would be appropriate to offer to Mr. Heinemann. The Committee engaged the services of an outside tax consulting firm to provide calculations of the relative cost to us under various assumptions as directed by the Committee for the total compensation package, with particular focus on the cost of the change in control and the tax gross up provisions of a new contract with Mr. Heinemann.

On June 23, 2006, we entered into an amended and restated employment agreement with Mr. Heinemann (the Amended and Restated Employment Agreement) that amended and restated Mr. Heinemann's existing employment agreement. The Amended and Restated Employment Agreement extended the term of Mr. Heinemann's employment until January 31, 2010 and provides that we may annually elect to extend the term for an additional year by giving two years prior notice. In December 2007, 2008 and 2009, the Board exercised its right to give notice to Mr. Heinemann of additional one year extensions of the Amended and Restated Employment Agreement such that his agreement now expires January 31, 2013. In November 2008, a further amendment was entered into for the sole purpose of ensuring compliance with certain technical terms under IRC Section 409A.

An award of 173,333 RSUs, vesting 25% each year over four years, was awarded to Mr. Heinemann in December 2008 and a cash bonus of $686,400 was paid to him in February 2009 for a total value of $2,104,264 for recognition of his 2008 performance. 29,810 RSUs and 89,470 stock options, vesting 25% each year over four years, was awarded to him in December 2007, and a cash bonus of $686,400 was paid to Mr. Heinemann in February 2008 for 2007 performance. The Amended and Restated Employment Agreement provides for an annual salary of $500,000 and eligibility for a discretionary annual bonus with a target of 100% of the base salary, provided that the bonus may range from 50% to 200% of the base salary (though in certain circumstances it may be less) and a one-time grant of RSUs representing 161,300 shares of Common Stock which vested on January 31, 2010. Effective January 2010, the Board raised Mr. Heinemann’s salary to $620,000. On December 11, 2009, the Board awarded him 97,034 RSUs, vesting 25% each year over four years, for a total value of $2,600,026 in recognition of his performance in 2009. The Board also awarded Mr. Heinemann a cash bonus of $1,150,000 (before application of the 2009 ICP factor for Executive Officers of 103%) and to be paid in 2010 for a total bonus of $1,184,500.

Mr. Heinemann’s compensation incentives are primarily derived from short term incentive compensation bonuses and long term incentive equity awards. The ultimate value of the stock options and RSUs received and other equity incentives that may be granted in the future are directly related to our current and future stock performance.

In the event we terminate Mr. Heinemann's employment without cause, or Mr. Heinemann terminates his employment for good reason, Mr. Heinemann will be entitled to severance in an amount equal to two times (1) his annual base salary, (2) his highest annual bonus in the last two years, and (3) our then maximum annual matching contribution to our 401(k) Plan, plus certain other benefits for a two year period. Mr. Heinemann's unvested stock options and RSUs will also fully vest upon such an event, provided, however, that the PSAP award described above would not be payable until after the performance period. He will also have additional time to exercise stock options granted under our 1994 Stock Option Plan.

In the event we terminate Mr. Heinemann's employment without cause, or Mr. Heinemann terminates his employment for good reason within two years after (or in certain cases within six months before) a change in control, as defined, Mr. Heinemann will be entitled to the above benefits with respect to his stock options, RSUs, and the PSAP award described above, and enhanced severance representing three times (1) his annual base salary, (2) highest annual bonus in the last two years, and (3) our then maximum annual matching contribution to our 401(k) Plan, and to continue certain other benefits for a period of three years. We also agree to pay Mr. Heinemann for any excise taxes on parachute payments imposed as a result of the foregoing benefits. See page 37 of this Proxy Statement for a table that summarizes certain of these benefits under described assumptions.

If Mr. Heinemann resigns or if we terminate his employment for cause, Mr. Heinemann is not eligible for any separation benefits and will forfeit all unvested stock options, RSUs and performance shares when his employment ends. The independent Directors acted unanimously to approve the Amended and Restated Employment Agreement, including the concurrent restricted stock unit grant, upon the recommendation of the Committee, and as an inducement and incentive to Mr. Heinemann to continue in his employment with us and likewise unanimously approved the compensation awards to him based on 2008 and 2009 performance and the notices of extension of the term of his Amended and Restated Employment Agreement.

When Mr. Heinemann was recruited to join our Board, he maintained his residence in Texas. When his role expanded with us, first as interim Chief Executive Officer, and then as President and Chief Executive Officer, being able to maintain his residence in Texas was a condition of his employment. Our Board readily accepted that condition when balanced against all of the other significant attributes Mr. Heinemann brought to the Chief Executive Officer position. A great deal of travel is required as part of the performance of our Chief Executive Officer’s position whether to corporate headquarters in Denver, Colorado, to the regional office in Bakersfield,

California or to tour our properties now located in multiple locations over many states. In addition, travel is required to meet with Directors in their various states of residence and with a wide variety of third parties including investors in our stock and Senior Subordinated Notes and Senior Notes located throughout the United States.

Travel to many of our locations is difficult and/or time consuming on a commercial basis, and ultimately, in order to maximize Mr. Heinemann’s and other executives’ productivity, we began using chartered aircraft, commencing in 2005. In 2006, our Board evaluated the use of chartered aircraft and determined that it was in our best interests, both from an efficiency and an economic perspective, that we purchase our own corporate aircraft which we did in July 2006. An aircraft-use policy was adopted which placed certain restrictions on the use of the aircraft and certain protocols to ensure safety considerations at all times and to avoid non-prior approved personal use. In December 2006, we sold the aircraft and leased back the aircraft in an agreement with the purchaser. The aggregate incremental cost to us for Mr. Heinemann’s non-business, primarily commuter, use of our chartered or leased aircraft in 2009, was $139,740. To the extent that any of the cost for travel is deemed to be taxable income to Mr. Heinemann under applicable tax laws, Mr. Heinemann pays those taxes on such deemed income.

Executive Vice Presidents

On November 19, 2008, we entered into employment agreements with Mr. David Wolf, Executive Vice President and Chief Financial Officer and Mr. Michael Duginski, Executive Vice President and Chief Operating Officer. Each of such employment agreements provide for a three-year term of employment and provides that the term of employment will thereafter be automatically renewed for successive one year terms unless cancelled by either us or the executive upon six months notice. The employment agreements confirmed Mr. Duginski’s then current annual salary of $320,000 and Mr. Wolf’s then current annual salary of $300,000 (and Mr. Wolf’s initial cash bonus of $150,000), and eligibility for each executive to receive discretionary annual bonus with a range from 50% to 200% of the base salary per year. In the event we terminate either Mr. Wolf or Mr. Duginski’s employment without cause, such executive’s employment terminates due to death or disability, or the executive terminates his employment for good reason, any outstanding equity awards may immediately vest.

In the event we terminate either Mr. Wolf or Mr. Duginski's employment without cause, or either terminates his employment for good reason within two years after a change in control, as defined, Mr. Wolf or Mr. Duginski will be entitled to the above benefits with respect to his stock options, RSUs, and the PSAP award described above, and enhanced severance representing two and one-half times (1) his annual base salary, (2) highest annual bonus in the last two years, and (3) our then maximum annual matching contribution to our 401(k) Plan, and to continue certain other benefits for a period of two and one-half years. We also agree to pay Mr. Wolf and Mr. Duginski for any excise taxes on parachute payments imposed as a result of the foregoing benefits. See page 37 of this Proxy Statement for a table that summarizes certain of these benefits under described assumptions.

Other Executive Officers Compensation

Other than employment agreements with Messrs. Heinemann, Wolf and Duginski, and the Severance Protection Agreements described below, we have no employment agreements with our other Executive Officers. See the Summary Compensation Table on page 31 of this Proxy Statement for compensation descriptions for our Executive Officers.

Change in Control Agreements

Since the late 1980s, we have provided salary continuation agreements for certain of our executives which provided for a multiple from two times to one-half times the executive’s salary and bonus, as defined, in the event of a defined change in control. These contracts are generally known as “single trigger” in that the payment was due without regard to future status of employment of that executive in the event that the change in control occurred. As part of the execution of the Amended and Restated Employment Agreement with Mr. Heinemann in June 2006, his salary continuation agreement was terminated and replaced by a provision that would pay Mr. Heinemann three times his compensation as described above, but would only be paid in the event there was both a change in control and either Mr. Heinemann was terminated or he resigned for good reason as defined. This approach is known as a “double trigger.”

On August 22, 2006, upon recommendation of the Committee, our Board authorized a plan pursuant to which we would enter into a Change in Control Severance Protection Agreement (Severance Protection Agreement) in an approved form with each of our then Executive Vice Presidents, Vice Presidents, the Controller, the Treasurer and the Corporate Secretary. The Severance Protection Agreements provide for payment of severance to the executive upon the termination of the executive's employment without cause or the resignation of employment by the executive for good reason, in either case within two years after a change in control of the Company. These Severance Protection Agreements are designed to attract and retain executives as we compete for talented employees in an environment where such protections are routinely provided. For Mr. Wolf and Mr. Duginski, the outstanding Severance Protection Agreements were terminated effective November 19, 2008, and the provisions of those agreements were incorporated into the terms of their respective Employment Agreements.

For the Senior Vice President and the Vice Presidents, the severance will be in an amount equal to two times (1) annual base salary, (2) highest annual bonus in the last two years, (3) our then maximum annual matching contribution to our 401(k) Plan, and (4) the executive's car allowance, if any. For the other covered Officers, the payment will be in an amount equal to one and one-half times the foregoing amounts. Such amounts will include any annual bonus earned by the executive for the calendar year in which a qualifying termination occurs, and no separate bonus will be paid. The Severance Protection Agreements also provide that we will, upon a qualifying termination, continue to pay the portion of the premium for the executive's health coverage that we paid before the qualifying termination, and continue to pay for term life insurance coverage at the level in effect before the qualifying termination, for a number of years equal to the compensation multiple approved for the executive. In addition, the Severance Protection Agreements provide that all unvested stock options, RSUs and the PSAP awards described above pursuant to the terms of those award agreements will fully vest upon a qualifying termination, and the executive will have additional time to exercise stock options granted under our 1994 Stock Option Plan. The Severance Protection Agreements also provide that we will pay the executive for any taxes on “parachute payments” imposed as a result of the foregoing benefits. The Committee and our Board believe that having these Severance Protection Agreements in place is an important retention incentive for our Officers.

See “Potential Payments Upon Termination and Change in Control” beginning on page 35 for an analysis of the Severance Protection Agreements under described assumptions.

Compliance with IRC Section 162(m)

Our policy with respect to compensation paid to our Executive Officers is, to the extent possible, to deduct compensation that qualifies under Section 162(m) of the IRC, as amended, as an expense. Section 162(m) of the IRC and related Treasury Department regulations restrict deductibility of executive compensation paid to our Chief Executive Officer and each of the three other most highly compensated Executive Officers other than the Chief Financial Officer holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such Officers in any year and does not qualify for an exception under the statute or regulations. The Committee endeavors to maximize deductibility of compensation under Section 162(m) of the IRC to the extent practicable while maintaining a competitive, performance-based compensation program. However, tax consequences, including but not limited to tax deductibility, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof) that are beyond our control or the Committee’s control. In addition, the Committee and the Board believe that it is important to retain maximum flexibility in designing compensation programs that meet our stated objectives and fit within the Committee’s guiding principles. For all of the foregoing reasons, the Committee, while considering tax deductibility as one of our factors in determining compensation, has not and will not limit compensation to those levels or types of compensation that will be deductible. The Committee will, of course, consider alternative forms of compensation that preserve deductibility, consistent with our compensation goals. The Committee expects that some of the Executive Officers' compensation as currently designed may not be fully deductible under Section 162(m) under some circumstances.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of our Board of Directors

March 16, 2010	Ralph B. Busch III (Chairman)	Thomas J. Jamieson
Joseph H. Bryant	J. Frank Keller

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid or earned by each of the following Executive Officers for the fiscal year ended December 31, 2009, 2008 and 2007. With the exception of Mr. Heinemann, our President and Chief Executive Officer, Mr. Wolf, our Executive Vice President and Chief Financial Officer and Mr. Duginski, our Executive Vice President and Chief Operating Officer, we have not entered into an employment agreement with any other of the Executive Officers.

(a)	(b)	(c)	(d)	(e)	(f)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4) (5)	Total ($)
Robert F. Heinemann President and Chief Executive Officer	2009 2008 2007	$600,000 $599,039 $583,333	$1,184,500 $ 686,400 $ 720,000	$2,600,026 $1,417,864 $1,300,014	$ - $ - $1,299,999	$274,085 (6) $312,161 (6) $295,515 (6)	$4,658,611 $3,015,464 $4,198,861
David D. Wolf (7) Executive Vice President and Chief Financial Officer	2009 2008	$300,000 $115,385	$ 387,341 $ 282,600	$1,100,015 $1,795,355	$ - $1,250,007	$ 48,600 $258,135	$1,835,956 $3,701,482
Michael Duginski Executive Vice President and Chief Operating Officer	2009 2008 2007	$320,000 $319,327 $288,109	$ 404,830 $ 262,400 $ 245,025	$1,150,015 $ 572,600 $ 525,021	$ - $ - $ 525,012	$ 56,746 $239,578 $ 51,508	$1,931,591 $1,393,905 $1,634,675
G. Timothy CrawfordSenior Vice President of California Production	2009	$233,654	$ 170,000	$ 525,021	$ -	$ 43,207	$ 971,882
Daniel G. AndersonVice President of Production Rocky Mountain Region	2009 2008 2007	$225,000 $224,423 $214,103	$ 87,447 $ 87,750 $ 99,000	$ 250,024 $ 204,500 $ 207,540	$ - $ - $ 207,474	$ 53,730 (8) $ 40,041 $ 41,453	$ 616,201 $ 556,714 $ 769,570

(1)

The amounts shown in column (d) reflect the dollar amount of the bonus declared by our Board in December 2009, December 2008 and December 2007 and paid in March 2010, February 2009 and February 2008, respectively, to the Executive Officers pursuant to our Incentive Compensation Plan which is discussed in further detail starting on page 21 under the heading "2009 Short Term Incentive Compensation Plan." Also includes the additional discretionary cash bonuses as noted on page 22 for Mr. Duginski, Mr. Wolf and Mr. Crawford. Mr. Wolf’s bonus in 2008 also includes his sign-on bonus of $150,000.

(2)

The amounts shown in column (e) reflect the full grant date fair value of stock awards in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation - Stock Compensation. Amounts for 2008 and 2007 have been recomputed under the same methodology in accordance with Securities and Exchange Commission (SEC) rules. For assumptions used in determining these values, see footnote 11 to the financial statements contained in the Company’s Form 10-K for the year(s) ended December 31, 2009, 2008 and 2007.

(3)

The amounts shown in column (f) reflect the full grant date fair value of stock awards in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. Amounts for 2008 and 2007 have been recomputed under the same methodology in accordance with SEC rules. For assumptions used in determining these values, see footnote 11 to the financial statements contained in the Company’s Form 10-K for the year(s) ended December 31, 2009, 2008 and 2007.

(4)	The amount shown in column (i) (All Other Compensation) reflects the amount paid to each Executive Officer for perquisites and other personal benefits, as more fully described in the following table:

Name	Year	Matching Contribution to 401(k) Thrift Plan	401(K) Excess Match Allowances	Executive Life Insurance Program	Financial Planning Services	Relocation Expenses	Auto Allowance	Total
Robert F. Heinemann	2009 2008 2007	$19,600 $18,400 $18,000	$29,523 $28,667 $22,013	$30,000 $30,000 $28,750	$ 7,500 $ 7,500 $15,000	$ 0 $ 0 $ 0	$ 9,000 $ 8,337 $ 9,750	$ 95,623 $ 92,904 $ 93,513
David D. Wolf	2009 2008	$19,600 $ 9,231	$ 0 $ 0	$15,000 $15,000	$ 5,000 $ 0	$ 0 $230,442	$ 9,000 $ 3,462	$ 48,600 $258,135
Michael Duginski	2009 2008 2007	$19,600 $18,400 $18,000	$ 7,146 $ 5,049 $ 2,283	$16,000 $16,000 $13,750	$ 5,000 $ 5,000 $ 7,350	$ 0 $186,792 $ 0	$ 9,000 $ 8,337 $10,125	$ 56,746 $239,578 $ 51,508
G. Timothy Crawford	2009	$17,215	$ 842	$11,250	$ 2,500	$ 0	$11,400	$ 43,207
Daniel G. Anderson	2009 2008 2007	$18,000 $17,954 $17,128	$ 0 $ 0 $ 0	$11,250 $11,250 $10,500	$ 2,500 $ 2,500 $ 3,700	$ 0 $ 0 $ 0	$ 9,000 $ 8,337 $10,125	$ 40,750 $ 40,041 $ 41,453

(5)

Does not include the amount paid to each Executive Officer as dividend equivalents on the shares of RSUs that were outstanding as more fully described under the heading "Perquisites and Other Personal Benefits;"

o

The amount paid as dividend equivalents was $113,833, $64,333 and $58,890 for Mr. Heinemann, $29,107, $4,553 and $0 for Mr. Wolf, $26,862, $7,362 and $5,250 for Mr. Duginski, $10,703 for Mr. Crawford, and $10,353, $3,753 and $3,225 for Mr. Anderson.

(6)	In addition to the items noted in footnote (4) above, the amount in (i) for Mr. Heinemann reflects:

•

The cost attributable to Mr. Heinemann in the amount of $139,740, $187,389 and $170,134 relating to non-business, primarily commuter, use of charter aircraft and for our corporate aircraft, including related travel expenses, respectively for 2009, 2008 and 2007;

o

The aggregate incremental cost of Mr. Heinemann's non-business, primarily commuter, use of the corporate aircraft is determined on a per flight basis and includes the cost of actual fuel used, the hourly cost of aircraft maintenance for the applicable number of flight hours, landing fees, trip related hangar and parking costs and other variable costs specifically incurred.

•	Additional allocation of personal use of charter aircraft and our corporate aircraft for commuting purposes is in the amount of $38,722, $31,868 and $31,868, respectively for 2009, 2008 and 2007.

(7)

Mr. Wolf began his employment on August 4, 2008. Mr. Wolf’s Stock Awards and Option Awards in column (c) and (f) for 2008 also include the awards he was granted upon his date of hire totaling $2,500,025 in value.

(8)

In addition to the items noted in footnote (4) above, the amount in (i) for Mr. Anderson reflects $12,980 paid by the Company to Mr. Anderson upon the surrender by Mr. Anderson of earned but unused vacation time, pursuant to Company policy, in 2009.

GRANTS OF PLAN BASED AWARDS

The following table summarizes the Option and Restricted Stock Unit Awards Granted during the fiscal year ended December 31, 2009.

(a)	(b)	(i)	(j)	(k)	(l)

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (2) (#)	Exercise or Base Price of Option Awards (3) ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Robert F. Heinemann	12/11/2009	97,034	-	$ 26.795	$ 2,600,026
David D Wolf	12/11/2009	41,053	-	$ 26.795	$ 1,100,015
Michael Duginski	12/11/2009	42,919	-	$ 26.795	$ 1,150,015
G. Timothy Crawford	12/11/2009	19,594	-	$ 26.795	$ 525,021
Daniel G. Anderson	12/11/2009	9,331	-	$ 26.795	$ 250,024

(1) The amounts shown in this column reflect the amount of RSUs granted to the Executive Officer pursuant to our 2005 Equity Incentive Plan on December 11, 2009.

(2) No stock options were granted to the Executive Officers pursuant to our 2005 Equity Incentive Plan in 2009.

(3) The price reflected in this column is the average of the high and low stock price on the date our Board approved the grants.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes the Outstanding Equity Awards as of the fiscal year ended December 31, 2009.

	Option Awards				Stock Awards
(a)	(b)	(c)	(e)	(f)	(g)	(h)
	Option Awards	Option Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Option Exercise Price ($)	Award Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1) #	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)
Robert F. Heinemann	-	-	$ -	12/10/2019	97,034	$2,828,541
	-	-	$ -	12/11/2018	173,333	$5,052,657
	44,735	44,735	$ 43.61	12/13/2017	29,810	$ 868,961
	131,250	43,750	$32.565	12/14/2016	5,000	$ 145,750
	-	-	$ -	6/22/2016	161,300(3)	$4,701,895
	150,000	-	$30.645	12/14/2015	-	$ -
	130,000	-	$ 21.58	11/22/2014	-	$ -
	200,000	-	$14.375	6/15/2014	-	$ -
	10,000	-	$ 9.61	12/2/2013	-	$ -
	10,000	-	$ 8.07	12/2/2012	-	$ -
David D. Wolf	-	-	$ -	12/10/2019	41,053	$1,196,695
	-	-	$ -	12/11/2018	66,667	$1,943,343
	-	89,084	$ 41.18	08/04/2018	30,355	$ 884,848
Michael Duginski	-	-	$ -	12/10/2019	42,919	$1,251,089
	-	-	$ -	12/11/2018	70,000	$2,040,500
	18,066	18,067	$ 43.61	12/13/2017	12,039	$ 350,937
	42,000	14,000	$32.565	12/14/2016	2,500	$ 72,875
	50,000	-	$30.645	12/14/2015	-	$ -
	70,000	-	$ 21.58	11/22/2014	-	$ -
	60,000	-	$ 9.97	12/5/2013	-	$ -
	30,000	-	$ 8.25	12/6/2012	-	$ -
	20,000	-	$ 7.445	2/1/2012	-	$ -
G. Timothy Crawford	-	-	$ -	12/10/2019	19,594	$ 571,165
	-	-	$ -	12/11/2018	26,667	$ 777,343
	7,139	7,140	$ 43.61	12/13/2017	4,759	$ 138,725
	15,000	5,000	$32.565	12/14/2016	1,500	$ 43,725
	20,000	-	$30.645	12/14/2015	-	$ -
	40,000	-	$ 21.58	11/22/2014	-	$ -
	40,000	-	$ 9.97	12/5/2013	-	$ -
	30,000	-	$ 8.25	12/6/2012	-	$ -
Daniel G. Anderson	-	-	$ -	12/10/2019	9,331	$ 271,999
	-	-	$ -	12/11/2018	25,000	$ 728,750
	7,139	7,140	$ 43.61	12/13/2017	4,759	$ 138,725
	15,000	5,000	$32.565	12/14/2016	1,750	$ 51,012
	40,000	-	$ 34.06	3/21/2016	-	-
	20,000	-	$30.645	12/14/2015	-	$ -
	30,000	-	$ 21.58	11/22/2014	-	$ -
	3,000	-	$ 9.97	12/5/2013	-	$ -
	10,000	-	$ 8.95	8/23/2013	-	$ -

(1)

All of the RSUs listed vest at a rate of 25% per year over the first four years of the term of the stock award unit, except for item (3) below and further provided the grants made December 11, 2009, December 12, 2008 and December 14, 2007, once vested, are payable on the earlier of January 2014, January 2013 or January 2012, respectively or the year following separation of service subject to the terms of further deferral elections.

(2)	The Market Value of the Stock Awards is based on the closing price for the last trading day of 2009 of $29.15 per share of the award.

(3)	This Stock Unit vested 100% in one installment on January 31, 2010, as Mr. Heinemann continued to serve as our CEO on that date.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes the Option Exercises and Restricted Stock Unit Awards that vested for the fiscal year ended December 31, 2009.

	Option Awards		Stock Awards
(a) Name	(b) Number of Shares Acquired on Exercise (#)	(c) Value Realized on Exercise	(d) Number of Shares Acquired on Vesting (1)	(e) Value Realized on Vesting ($) (2)
Robert F. Heinemann	-	$ -	10,000	$ 281,450
David D. Wolf	-	$ -	-	$ -
Michael Duginski	-	$ -	5,000	$ 140,725
G. Timothy Crawford	-	$ -	2,750	$ 77,399
Daniel G. Anderson	-	$ -	3,000	$ 84,435

(1)	The number of shares acquired on vesting is on a gross basis before the mandatory sale of shares to cover income taxes on the vesting.

(2)

The RSUs reflected in this table granted to the Executive Officers vests 25% per year on the anniversary date of the grants. This column reflects the value of the awards that vested on December 15, 2009 at the Fair Market Value price of $28.16, which was the average of the high and low stock price on that date as reported by the New York Stock Exchange, times the number of shares acquired on vesting. The Restricted Stock units awarded on December 11, 2009, December 12, 2008 and on December 14, 2007 are subject to a deferral election in addition to the vesting schedule. This deferral election delays the issuance of the underlying stock after full vesting until the earlier of January 2014 for 2009 awards, January 2013 for 2008 awards or January 2012 for 2007 awards or until cessation of employment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The purpose of this section is to present calculations made under described assumptions of the value of potential benefits to be paid to our Executive Officers upon termination or upon termination in conjunction with a change in control.

When calculating the potential benefits to be paid, we have relied on the following assumptions, some of which are required by SEC regulations:

(1)

We experienced a change in ownership or effective control (as considered under IRC Section 280G) on December 31, 2009, the last business day of our last completed fiscal year. Such event did not actually occur.

(2)	The closing market stock price of the Class A Common Stock as of December 31, 2009 which was $29.15.

(3)

Each Executive Officer’s base amount was calculated using W-2, Box 1 compensation history amounts for the 2005 through 2009 calendar years. We annualized partial year compensation based on the date the Executive Officer commenced services for us and any extraordinary one time payments in the year such services commenced.

(4)	The 120% semi-annual applicable federal rates for December 2009 which were as follows: .83% (short-term); 3.14% (mid-term); and 4.96% (long-term).

(5)

The applicable tax rates for purposes of computing the IRC Section 4999 excise tax gross-up were as follows: 35% (Federal); 10.3% (CA state); 4.63% (CO state); 0% (TX state); 1.45% (Medicare), and 20% (IRC Section 4999).

(6)	Each Executive Officer terminated employment with us on December 31, 2009. Such event did not actually occur.

(7)	The below analysis does not include any provisions related to the PSAP awards made in 2010 and described above.

A)	Potential Payments on Termination Without Cause or with Good Reason

Per Mr. Heinemann's Amended and Restated Employment Agreement, if we terminate Mr. Heinemann's employment without cause, or Mr. Heinemann terminates his employment for good reason, he is entitled to severance in an amount equal to two times (1) his annual base salary, (2) the highest annual bonus in the last two years, and our then maximum annual matching contribution to our 401(k) Plan, plus certain other benefits for a period of two years. Mr. Heinemann's unvested stock options and RSUs will also fully vest upon such an event, and he will have additional time to exercise stock options granted under our 1994 Stock Option Plan. This section describes various termination scenarios as well as the payments and benefits payable under those scenarios. Per the employment agreement with each of Mr. Wolf and Mr. Duginski, if we terminate either Officer’s employment without cause, or either Officer terminates his employment for good reason, such Officer is entitled to severance in an amount equal to one and one-half times (1) annual base salary, (2) highest annual bonus in the last two years, and (3) the then maximum annual Company matching contribution to the Company’s 401(k) plan, plus certain other benefits for an eighteen month period. Additionally any of such Officer’s unvested outstanding equity awards granted before January 1, 2009 will immediately vest and any granted after January 1, 2009 may immediately vest.

Name	Base Salary ($) (1)	Annual Incentive ($) (2)	Health and Welfare ($) (3)	Other Perquisites ($) (4)	Vesting of Unvested Equity ($) (5)	Total Estimated Payout Following Termination ($)
Robert F. Heinemann	$1,200,000	$1,440,000	$ 82,082	$114,000	$11,968,691	$14,804,773
David D. Wolf	450,000	225,000	47,232	49,500	3,317,847	4,089,579
Michael Duginski	480,000	367,538	48,732	51,900	3,066,462	4,014,632

(1)  Represents the base salary rate at December 31, 2009 multiplied times a factor of two times for Mr. Heinemann and one and one-half times for Mr. Wolf and Mr. Duginski.

(2)  Represents the highest annual bonus in the last two years multiplied times a factor of two times for Mr. Heinemann and one and one-half times for Mr. Wolf and Mr. Duginski.

(3)  Represents the normal health care and life insurance coverage for a period of two years for Mr. Heinemann and eighteen months for Mr. Wolf and Mr. Duginski.

(4)  Represents the maximum annual matching contribution to the Company’s 401(k) Plan, plus certain other benefits for a period of two years for Mr. Heinemann and eighteen months for Mr. Wolf and Mr. Duginski.

(5)  Represents the value of the accelerated vesting of previous unvested equity awards under the assumptions set forth above.

B)	Potential Payments on Death or Disability

Per Mr. Heinemann's Amended and Restated Employment Agreement, and Mr. Wolf’s and Mr. Duginski’s Employment Agreements, if Mr. Heinemann, Mr. Wolf or Mr. Duginski dies or becomes disabled while employed by the Company, Mr. Heinemann's, Mr. Wolf’s and Mr. Duginski’s unvested stock options and RSUs will fully vest upon such an event, and they or their estates will have additional time to exercise stock options granted under our 2005 Equity Incentive Plan and the 1994 Stock Option Plan. The value of that scenario amounts to $11,950,157 for Mr. Heinemann, $3,317,840 for Mr. Wolf and $3,029,806 for Mr. Duginski.

C)     Potential Payments on Termination and Change in Control

Our Executive Officers are eligible to receive certain benefits in the event of termination of employment following a change in control. As discussed in the sections “Chief Executive Officer,” “Executive Vice Presidents” and “Change in Control Agreements,” the Company has agreements with its Executive Officers which require that in conjunction with a change in control, as defined, if we terminate the employment without cause or if the Executive Officer terminates employment for good reason within two years following a change in control, the Executive Officer is entitled to severance consisting of: 1) annual base salary; 2) the highest annual bonus in the last two years; 3) our then maximum annual matching contribution to our 401(k) Plan; 4) car allowance; 5) welfare benefit continuation; and 6) life insurance premium continuation. In addition, the Executive Officer's unvested stock options and RSUs will fully vest upon such event and the IRC Section 280 tax gross up for severance will be paid if applicable. The time period severance factor for the calculation of the payments is: 1) three years for Mr. Heinemann; 2) two and one-half years for Mr. Wolf and Mr. Duginski; and 3) two years for Messrs. Crawford and Anderson. See table below for certain calculations:

Termination in Conjunction with a Change in Control

Name	Base Salary ($) (1)	Annual Incentive ($) (2)	Health and Welfare ($) (3)	Other Perquisites ($) (4)	Vesting of Unvested Equity ($) (5)	Excise Tax Gross-Up ($) (6)	Total Estimated Payout Following Termination upon Change in Control ($)
Robert F. Heinemann	$1,800,000	$2,160,000	$112,082	$171,000	$11,968,691	$2,486,312	$18,698,085
David D. Wolf	750,000	375,000	71,106	82,500	3,317,847	785,850	5,382,303
Michael Duginski	800,000	612,563	73,617	86,500	3,066,462	895,090	5,534,232
G. Timothy Crawford	480,000	198,000	53,639	61,200	1,288,105	-	2,080,944
Daniel G. Anderson	450,000	224,000	53,639	54,000	954,609	-	1,736,248

(1)

Represents the base salary rate at December 31, 2009 multiplied times a factor of: three times for Mr. Heinemann; two and one-half times for Mr. Wolf and Mr. Duginski; and two times for Mr. Crawford and Mr. Anderson.

(2)

Represents the highest annual bonus in the last two years multiplied times a factor of: three times for Mr. Heinemann; two and one-half times for Mr. Wolf and Mr. Duginski; and two times for Mr. Crawford and Mr. Anderson.

(3)

Represents the normal health care and life insurance coverage for a period of: three times for Mr. Heinemann; two and one-half times for Mr. Wolf and Mr. Duginski; and two times for Mr. Crawford and Mr. Anderson.

(4)

Represents the maximum annual matching contribution to the Company’s 401(k) Plan, plus certain other benefits for a factor of: three times for Mr. Heinemann; two and one-half times for Mr. Wolf and Mr. Duginski; and two times for Mr. Crawford and Mr. Anderson.

(5)

Represents the value calculated for the acceleration of vesting of unvested options and RSUs and the highest value calculated for the stock option life extension that would apply to amounts triggered by the termination of employment in conjunction with a change in control (as shown in the Vesting of Unvested Equity column) and amounts triggered by an eligible termination following a change in control (as shown in the above table). The amounts shown in the table above use the upper range of the tax gross up amounts calculated. If the bottom range of the stock option life extension were used, the amounts shown would be reduced by: $67,286 for Mr. Heinemann; $0 for Mr. Wolf; $36,231 for Mr. Duginski; $20,703 for Mr. Crawford and $15,527 for Mr. Anderson.

(6)

Represents the excise tax gross-up payment that would apply to amounts triggered by a termination in conjunction with a change in control (as shown in the Vesting of Unvested Equity column) and amounts triggered by an eligible termination following a change in control (as shown in the above table). The amounts shown in the table above use the upper range of the tax gross up amounts calculated. If the bottom range of the tax gross up were used, the amounts shown would be reduced by: $32,420 for Mr. Heinemann; $0 for Mr. Wolf; $18,620 for Mr. Duginski; $0 for Mr. Crawford and $0 for Mr. Anderson.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of December 31, 2009, the only persons known to us to beneficially own 5% or more of our voting securities of the indicated classes, owned beneficially, within the meaning of the rules of the Securities and Exchange Commission, by persons, other than Directors or Officers:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (6)

Class A Common Stock	Winberta Holdings, Ltd.	1,954,116 (1)	4.5%
c/o Berry Petroleum Company
1999 Broadway, Suite 3700
Denver, CO 80202

Class B Stock	Winberta Holdings, Ltd.	1,797,784 (1)	100%
c/o Berry Petroleum Company
1999 Broadway, Suite 3700
Denver, CO 80202

Class A Common Stock	William F. Berry	2,878,367 (2)	6.7%
c/o Berry Petroleum Company
1999 Broadway, Suite 3700
Denver, CO 80202

Class A Common Stock	Allianz Global Investors
Mgmt. Partners, LLC	2,415,200 (3)	5.6%
680 Newport Center, Suite 250
Newport Beach, CA 92660

Class A Common Stock	Blackrock, Inc.	2,455,769 (4)	5.7%
40 East 52nd Street
New York, NY 10022

Class A Common Stock	FMR LLC	2,198,740 (5)	5.1%
40 East 52nd Street
New York, NY 10022

(1)

As reflected in Schedule 13G/A, dated February 2, 2010, and filed with the Securities and Exchange Commission by Winberta Holdings Ltd. (Winberta). According to the Schedule 13G/A, Winberta has sole voting and dispositive power on all of the shares indicated. The Class B Stock shares are convertible into Class A Common Stock at the request of Winberta. The Class A Common Stock and Class B Stock are voted as a single class, as noted on Page 1 of this Proxy Statement. Winberta’s combined shares comprise 8.4% of our total Capital Stock outstanding on December 31, 2009.

(2)

As reflected in Schedule 13G/A, dated February 2, 2010, and filed with the Securities and Exchange Commission by William F. Berry. Mr. Berry served as a Director from 1985 to 2006 and retired from our Board of Directors on May 17, 2006. According to the Schedule 13G/A, Mr. Berry has sole voting and dispositive power on all of the shares indicated.

(3)

As reflected in Schedule 13G/A, dated February 11, 2010, and filed with the Securities and Exchange Commission by Allianz Global Investors Management Partners LLC (“Allianz”). According to the Schedule 13G/A, Allianz and its subsidiaries, Nicholas-Applegate Capital Management LLC (NACM), Oppenheimer Capital LLC and NFJ Investment Group LLC (NFJ) beneficially own 2,415,200 shares. According to the

Schedule 13G/A. NACM and NFJ have sole power to vote and dispose or direct the disposition of 119,400 shares and 2,295,800 shares, respectively.

(4)

As reflected in Schedule 13G/A, dated February 5, 2010, and filed with the Securities and Exchange Commission by Blackrock, Inc. (Blackrock), which included all holdings by Barclays Global Investors, NA and certain of its affiliates, which were acquired by Blackrock on December 1, 2009. According to the Schedule 13G, Blackrock has sole power to direct the vote on all of the shares indicated.

(5)

As reflected in Schedule 13G, dated February 12, 2010, and filed with the Securities and Exchange Commission by FMR LLC. According to the Schedule 13G, FMR LLC has sole power to direct the vote on 1,187,200 shares and the sole power to dispose or direct the disposition of 2,198,740 shares.

(6)

The above percentages are not adjusted for the 8,000,000 additional shares of Class A Common Stock issued in January 2010. To our knowledge, except for the percentage of Class A Common Stock outstanding, the above numbers remain accurate as of March 15, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and related Securities and Exchange Commission rules require that Directors, Officers and beneficial owners of 10% or more of any class of equity securities report to the Securities and Exchange Commission changes in their beneficial ownership of our Capital Stock and that any late filings be disclosed. Based solely on a review of the copies of such forms furnished to us, or written representations that no Form 5 was required, we believe in 2009 that there was compliance with all Section 16(a) filing requirements except for Mr. Wilson, the Company’s former Treasurer, who filed one late Form 4 to report the forfeiture of RSUs upon the termination of his employment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board is committed to maintaining the highest legal and ethical obligations and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Our Charter of the Corporate Governance and Nominating Committee requires that members of the Corporate Governance and Nominating Committee, all of whom are independent Directors, review, approve, and publicly disclose related party transactions for which such approval is required under applicable law, including Securities and Exchange Commission and New York Stock Exchange rules. The Corporate Governance and Nominating Committee, to the extent feasible, reviews related party transactions in advance to approve such transactions. However, our Board has determined that the Chairman of the Committee can pre-approve or ratify, as the case may be, any related transaction in which the aggregate amount involved is expected to be less than $250,000 so long as each such transaction is presented to the Corporate Governance and Nominating Committee at its next regularly scheduled meeting. Additionally, the Corporate Governance and Nominating Committee annually reviews and assesses each approved related party transaction to see that each transaction is in compliance with the Corporate Governance and Nominating Committee’s guidelines and that the related party transaction remains appropriate.

We have determined that the Corporate Governance and Nominating Committee shall, subject to certain defined exceptions, review and approve any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year;
•	we are a participant; and
•	any “Related Person” has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

We define a “Related Person” to be:

•	any of our senior Officers (which shall include at a minimum each Executive Vice President and any Section 16(a) Officer) or Directors;
•	a shareholder owning (either directly or beneficially) in excess of 5 percent of our outstanding stock;

•	a person who is an immediate family member of any of the foregoing; or
•

an entity which is owned or controlled by someone listed above, or an entity in which someone listed above has a substantial ownership interest or control of such entity. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

The Corporate Governance and Nominating Committee has reviewed the general types of related party transactions described below and determined that each of the following general related party transactions is deemed to be pre-approved by the Corporate Governance and Nominating Committee and does not rise to the level of deeming the relevant Related Person to become non-independent, even if the aggregate amount involved will exceed $120,000:

•

any employment by us of an Executive Officer if: (a) the related compensation is required to be reported in our Proxy Statement under Item 402 of Regulation S-K (generally applicable to Named Executive Officers); or (b) the Officer is not an immediate family member of another of our Officers or Directors, the related compensation would be reported in our Proxy Statement under Item 402 of Regulation S-K if the Executive Officer was a Named Executive Officer, and our Compensation Committee approved (or recommended that our Board approve) such compensation;

•	any compensation paid to a Director if the compensation is required to be reported in our Proxy Statement under Item 402 of Regulation S-K;

•

any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s outstanding stock, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2 percent of that company’s total annual revenues;

•

any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2 percent of the charitable organization’s total annual receipts;

•

any transaction where the Related Person’s interest arises solely from the ownership of our Common Stock and all holders of our Common Stock received the same benefit on a pro rata basis (e.g. dividends);

•	any transaction involving a Related Person where the rates or charges involved are determined by competitive bids;

•

any transaction with a Related Person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

•	the purchase by us of up to $1,000,000 annually of oilfield parts and supplies from S&D Supply Company, a division of Eagle Creek; or

•	the purchase or sale through a third party for investment purposes by a Related Person of any of our Senior Subordinated Notes or Senior Notes as issued from time to time.

When considering the Eagle Creek transactions and the purchase of our Senior Subordinated Notes and our Senior Notes as well as the Victory Settlement Trust, the Corporate Governance and Nominating Committee acknowledged that while each of these is considered a “related party transaction” pursuant to our Corporate Governance Guidelines, they do not rise to the level of deeming the relevant Related Party to become non-independent, and that the Corporate Governance and Nominating Committee and our Board have therefore determined that those transactions set forth below do not require further analysis by the Corporate Governance and Nominating Committee or our Board unless such transactions materially change in the future.

Eagle Creek Mining & Drilling, Inc.

Eagle Creek, a California corporation, was a wholly-owned subsidiary of our predecessor, Berry Holding Company, until it was spun off to the majority shareholders of the predecessor in 1984. On November 30, 1989, Eagle Creek purchased the assets of S&D Supply Company (S&D), a California partnership. S&D, a retail distributor of oilfield parts and supplies, is now a division of Eagle Creek. The five-year contract whereby we purchased oilfield parts and supplies from S&D at competitive prices expired November 30, 1999 and was not renewed. Even though the contract expired, based on competitive pricing, we continue to purchase oilfield parts and supplies from S&D. The amounts paid to S&D in 2009, 2008 and 2007 were $578,232, $722,679 and $560,216, respectively. Our total purchases of oilfield pipe, parts and supplies in 2009 from competing vendors selling similar items were in excess of $8.4 million such that our purchases from S&D were approximately 7% of our total purchases. We believe we pay competitive prices for our purchases from S&D. Mr. Bush is a director of Eagle Creek and collectively Mr. Bush and his immediate family and Mr. Busch and his immediate family own more than 10% but less than 30% of the stock of Eagle Creek.

Senior Subordinated Notes and Senior Notes

We have been informed that on November 20, 2006, Falcon Investment, an affiliate of Falcon, purchased $3,000,000 of our 8.25% Senior Subordinated Notes from an independent broker. As a result of its purchase of the Senior Subordinated Notes, Falcon Investment is treated like any other holder and receives interest payments and a return of principal in accordance with terms of the notes as set forth in our registration statement filed October 19, 2006. Mr. Young is the Senior Vice President and Chief Financial Officer of Falcon. In addition, we are informed that the Busch Charitable Trust, of which Mr. Busch is a Trustee, purchased from an independent third party $100,000 of our Senior Subordinated Notes, that Mr. William Bush has purchased $275,000 and Mr. Gaul has purchased $1,800,000 of the Senior Subordinated Notes. In addition, Mr. Wolf owns $1,000,000, Mr. Duginski owns $150,000, Mr. Crawford owns $125,000 and other Officers own less than $100,000 of our Senior Subordinated Notes. Further, Mr. Bush owns $210,000, Mr. Heinemann owns $250,000, Mr. Wolf owns $50,000 and Mr. Crawford owns $107,000 of our Senior Notes. We encourage our insiders to hold our securities and consider such ownership to be in our shareholders' best interest. While the purchase or sale of our equity securities would not be deemed a related transaction under SEC regulations, the purchase or sale of our debt securities is not afforded the same treatment even though the purchaser of such debt security receives the same benefits on a pro rata basis as all other holders of the debt securities and the holder did not purchase the debt securities directly from us.

Victory Settlement Trust

In connection with our reorganization in 1985, a shareholder of Berry Holding Company (BHC), Victory Oil Company (Victory), a California partnership, brought suit against Berry Holding Company (one of our predecessor companies prior to the reorganization in 1985) and all of its Directors and Officers and certain significant shareholders seeking to enjoin the reorganization. As a result of the reorganization, Victory's shares of BHC stock were converted into shares of our Class A Common Stock representing approximately 9.7% of the shares of our Class A Common Stock outstanding immediately subsequent to the reorganization. In 1986, we, along with Victory, together with certain of its affiliates, entered into the Instrument for Settlement of Claims and Mutual Release (the Settlement Agreement).

The Settlement Agreement provided for the exchange (and retirement) of all shares of our Class A Common Stock held by Victory and certain of its affiliates for certain assets (the Settlement Assets) conveyed by us to Victory. The Settlement Assets consisted of: (i) a 5% overriding royalty interest in the production removed or sold from certain real property situated in the Midway-Sunset field which is referred to as the Maxwell property (Maxwell Royalty) and (ii) a parcel of real property in Napa, California.

The shares of BHC originally acquired by Victory and the shares of our Class A Common Stock issued to Victory in exchange for the BHC Stock in the reorganization (the Victory Shares) were acquired subject to a legend provision designed to carry out certain provisions of the Will of Clarence J. Berry, the founder of our predecessor companies. The legend enforces an Equitable Charge (the Equitable Charge) which requires that 37.5% of the dividends declared and paid on such shares from time to time be distributed to a group of lifetime income beneficiaries (the B Group).

As a result of the Settlement Agreement, the B Group was deprived of the distributions related to the stock that they would have received on the Victory Shares under the Equitable Charge. In order to protect the interests of the

B Group, we executed a Declaration of Trust (the Victory Settlement Trust). In recognition of our, and Victory’s, obligations with respect to the Equitable Charge, Victory agreed in the Settlement Agreement to pay to us in our capacity as trustee under the Victory Settlement Trust, 20% of the 5% Maxwell Royalty (Maxwell B Group Payments). The Maxwell B Group Payments will continue until the death of the last surviving member of the B Group, at which time the payments will cease and the Victory Settlement Trust will terminate. There is one surviving member of the B Group.

Under the Settlement Agreement, we agreed to guarantee that the B Group will receive the same distributions under the Equitable Charge that they would have received had the Victory shares remained as issued and outstanding shares. Accordingly, when we declare and pay dividends on our capital stock, we are obligated to calculate separately the applicable distribution (the Trust Payment). We will make payments from the Victory Settlement Trust to the surviving member of the B Group, which payments may constitute all or a part of the Trust Payment in March and September of each year. Such payments will be made to the surviving member of the B Group for the remainder of his life. Typically, the Maxwell B Group Payments have contributed to a portion or all of the Trust Payment. During 2009 the Company paid $170,050 to meet our obligations to the Victory Settlement Trust.

Report of the Audit Committee of our Board of Directors

The Audit Committee of our Board of Directors consists of Mr. Cropper, Mr. Gaul, Mr. Jamieson, and Mr. Young. Our Board has determined that each of Mr. Cropper, Mr. Gaul, Mr. Jamieson and Mr. Young is an audit committee financial expert as defined in Item 407(d) of Regulation S-K and that each member of the Audit Committee is an independent director as defined in the Securities Exchange Act of 1934. Mr. Gaul serves as the Chairman of the Committee. In 2009, the Audit Committee met eight times.

Management is responsible for our internal controls and financial reporting process. PricewaterhouseCoopers LLP (PwC), our independent registered public accounting firm for the year ended December 31, 2009, is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB), and an audit of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the PCAOB, and to issue its report thereon.

The Audit Committee reviews, acts on, and reports to our Board of Directors with respect to our auditing performance and practices, risk management, financial and credit risks, accounting policies, internal control, internal audit practices, tax matters, financial reporting and financial disclosure practices. The Audit Committee is responsible for: 1) reviewing and selecting our independent registered public accounting firm, 2) reviewing the scope of the annual audit, 3) pre-approving the nature of non-audit services, 4) approving the fees to be paid to the independent registered public accounting firm, 5) reviewing the performance of our independent registered public accounting firm, 6) approving the outside accounting firms hired for special projects and internal audits and reviewing their reports, 7) reviewing our accounting practices and 8) any other tasks as described in the Audit Committee’s Charter, which is available at http://www.bry.com or by writing to us, attention Investor Relations.

We have reviewed and discussed with Management and with PwC, our audited financial statements as of, and for the year ended December 31, 2009.

We have also discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, (Communication with Audit Committees), as amended, and as adopted by the PCAOB in Rule 3200T.

We have received and reviewed the written disclosures and the letter from PwC required by the Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committee Concerning Independence, and have discussed with PwC the auditors’ independence. The Audit Committee has reviewed the services provided by PwC and has specifically pre-approved all services performed by the auditor and determined that all fees billed by PwC for non-audit services are compatible with maintaining the auditor’s independence. PwC representatives do meet with and directly report to the Audit Committee (and the Audit Committee Chairman).

Based on the reviews and discussions referred to above, we recommended to our Board of Directors that the financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Audit Committee of our Board of Directors

March 16, 2010	J. Herbert Gaul, Jr. (Chairman)	Stephen L. Cropper

Thomas J. Jamieson	Martin H. Young, Jr.

Fees to Independent Registered Public Accounting Firm for 2009 and 2008

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for 2009 and 2008, and also includes fees billed for audit-related services, tax services and all other services rendered by PwC for 2009 and 2008 (in thousands):

	2009	2008
Audit Fees	$ 1,234	$ 1,171
Audit Related Fees	0	359
Tax Fees	58	84
All Other Fees	0	3

Audit Fees - This category includes the audit of our annual financial statements, review of financial statements included in our Form 10-K annual report, Form 10-Q quarterly reports, and services that are normally provided by PwC in connection with statutory and regulatory filings and submittals or engagements for those years. This also includes attestation services required by statute or regulation including, without limitation, the report on the effectiveness of our internal control over financial reporting as specified in Section 404 of the Sarbanes-Oxley Act of 2002.

Audit Related Fees - This category consists of assurance and related services provided by PwC that are reasonably related to the performance of the audit or review of our financial statements that are not included above under Audit. For 2008, $359,000 was for audit services related to our East Texas acquisition.

Tax Fees - This category consists of professional services rendered by PwC, primarily in connection with our tax compliance, including tax return assistance and technical advice related to the preparation of tax returns, various tax issues and tax planning.

All Other Fees - This category consists of the aggregate fees billed for products and services, including software licenses and other services provided by PwC, not reported above. PwC did not provide any financial information systems design or implementation services during 2009 or 2008.

The 2009 and 2008 audit and non-audit services provided by PwC were approved by the Audit Committee. The non-audit services which were approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the accounting firm's independence.

The Audit Committee implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee members or the Audit Committee Chairman pre-approves both the type of services to be provided by PwC and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the accounting firm. The services and fees must be deemed compatible with the maintenance of the accounting firm’s independence, including compliance with SEC rules and regulations. Throughout the year, the Audit Committee reviews any revisions to the estimates of audit and non-audit fees initially approved. All of the engagements and fees for 2009 and 2008 were approved by the Audit Committee.

SHAREHOLDERS' PROPOSALS FOR NEXT ANNUAL MEETING

Any proposal of a shareholder intended to be presented at the next Annual Meeting of Shareholders expected to be held on May 11, 2011, must be received at the office of our Secretary on or before December 2, 2010, if such proposal is to be considered for inclusion in our proxy statement relating to that meeting.

ANNUAL REPORT

Our 2009 Annual Report to Shareholders has been mailed or made available to shareholders previously or is being mailed or made available concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of this proxy solicitation material.

On February 25, 2010, we filed our Annual Report on Form 10-K with the Securities and Exchange Commission. This Report contains detailed information concerning us and our operations and supplementary financial information which, except for exhibits, are included in the Annual Report to Shareholders. A COPY OF THE EXHIBITS WILL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, BERRY PETROLEUM COMPANY, 1999 BROADWAY, SUITE 3700, DENVER, CO 80202.

EXPENSES OF SOLICITATION

The total cost of this solicitation will be borne by us. In addition to use of the mails, certain Officers, Directors and our regular employees, without receiving additional compensation, may solicit proxies personally by telephone, e-mail or facsimile. We may reimburse persons holding shares in their own names or in the names of their nominees for expenses they incur in obtaining instructions from beneficial owners of such shares.

OTHER MATTERS

Management knows of no other business to be presented at the Meeting, but if other matters do properly come before the Meeting, it is intended that the persons named on the Form of Proxy Card will vote on said matters in accordance with the recommendations of our Board of Directors.

The above Notice of Annual Meeting of Shareholders, Proxy Statement and Form of Proxy Card are sent by Order of our Board of Directors.

KENNETH A. OLSON
Corporate Secretary

April 1, 2010

APPENDIX A

BERRY PETROLEUM COMPANY

2010 EQUITY INCENTIVE PLAN

1.         Purpose of the Plan. The purpose of this Plan is to encourage ownership in the Company by key personnel whose long term service is considered essential to the Company’s continued progress and, thereby, encourage recipients to act in the stockholders’ interest and share in the Company’s success.

2.	Definitions. As used herein, the following definitions shall apply:

“Administrator” shall mean the Board, any Committees or such delegates as shall be administering the Plan in accordance with Section 4 of the Plan.

“Affiliate” shall mean any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator.

“Applicable Laws” shall mean the requirements relating to the administration of stock plans under federal and state laws, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Stock to the extent provided under the terms of the Company’s agreement with such exchange or quotation system and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are, or will be, granted under the Plan, to the laws of such jurisdiction.

“Award” shall mean, individually or collectively, a grant under the Plan of Options, Stock Awards, SARs, or Cash Awards.

“Awardee” shall mean a Service Provider who has been granted an Award under the Plan.

“Award Agreement” shall mean an Option Agreement, Stock Award Agreement, SAR Award Agreement, and/or Cash Award Agreement, which may be in written or electronic format, in such form and with such terms as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan.

“Board” shall mean the Board of Directors of the Company.

“Cash Award” shall mean a bonus opportunity awarded under Section 14 pursuant to which a Participant may become entitled to receive an amount based on the satisfaction of such performance criteria as are specified in the agreement or other documents evidencing the Award (the “Cash Award Agreement”).

“Change in Control” shall mean and shall be deemed to have occurred if and when any one of the following four events occurs: (i) within the meaning of Section 13(d) of the Exchange Act, any person or group becomes a beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities, without the prior approval of the Company; (ii) an election of Directors not in accord with the recommendations of the majority of the Directors who were in office prior to the pending election; (iii) the consummation of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities which are not subsidiaries, as a result of which less than 50% of the outstanding securities of the surviving or resulting entity are, or are to be, owned by former stockholders of the Company (excluding from the term “former stockholders” a stockholder who is, or as a result of the transaction in question, becomes an “affiliate,” as that term is used in the Exchange Act and the Rules promulgated thereunder, of any party to such merger, consolidation or reorganization); or (iv) the sale of substantially all of the Company’s business and/or assets (in one transaction or a series of related transactions) to a person or entity which is not a subsidiary.

“Committee” shall mean a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

“Common Stock” shall mean the common stock of the Company.

“Company” shall mean Berry Petroleum Company, a Delaware corporation, or its successor.

    “Consultant” shall mean any person engaged by the Company or any Affiliate to render services to such entity as an advisor or consultant.

“Conversion Award” has the meaning set forth in Section 4(b)(xii) of the Plan.

“Director” shall mean a member of the Board.

    “Dividend Equivalent” shall mean a credit, made at the discretion of the Administrator subject to the provisions of Section 15(f) hereof, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.

    “Employee” shall mean a regular, active employee of the Company or any Affiliate, including an Officer and/or Director. Within the limitations of Applicable Law, the Administrator shall have the discretion to determine the effect upon an Award and upon an individual’s status as an Employee in the case of (i) any individual who is classified by the Company or its Affiliate as leased from or otherwise employed by a third party or as intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise, (ii) any leave of absence approved by the Company or an Affiliate, (iii) any transfer between locations of employment with the Company or an Affiliate or between the Company and any Affiliate or between any Affiliates, (iv) any change in the Awardee’s status from an employee to a Consultant or Director, and (v) at the request of the Company or an Affiliate an employee becomes employed by any partnership, joint venture or corporation not meeting the requirements of an Affiliate in which the Company or an Affiliate is a party.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

    “Fair Market Value” shall mean, as of any date, the closing sales price for such Common Stock as of such date (or if no sales were reported on such date, the closing sales price on the last preceding day on which a sale was made), as reported in such source as the Administrator shall determine, or such other valuation as the Administrator determines reflects fair market value and is consistent with the applicable requirements of IRC Section 409A.

    “Grant Date” shall mean the date upon which an Award is granted to an Awardee pursuant to this Plan.

    “Incentive Stock Option” shall mean an Option intended to qualify as an incentive stock option within the meaning of IRC Section 422 and the regulations promulgated thereunder.

“IRC” shall mean the Internal Revenue Code of 1986, as amended.

    “Nonstatutory Stock Option” shall mean an Option not intended to qualify as an Incentive Stock Option.

    “Officer” shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

    “Option” shall mean a right granted under Section 8 and/or 11 of the Plan to purchase a certain number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Option Agreement”). Both Options intended to qualify as Incentive Stock Options and Nonstatutory Stock Options may be granted under the Plan.

“Outside Director” shall mean a Director who is not an Employee.

    “Participant” shall mean the Awardee or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.

“Plan” shall mean this Berry Petroleum Company 2010 Equity Incentive Plan.

“Qualifying Performance Criteria” shall have the meaning set forth in Section 15(b) of the Plan.

“Related Corporation” shall mean any parent or subsidiary (as defined in IRC Sections 424(e) and (f)) of the Company.

“Section 409A Change in Control” shall mean and shall be deemed to have occurred if and when a Change in Control occurs that meets the requirements of IRC Section 409A(a)(2)(A)(v) and any related regulations or pronouncements.

“Service Provider” shall mean an Employee, Director, or Consultant.

“Share” shall mean a share of the Common Stock, as adjusted in accordance with Section 16 of the Plan.

“Stock Award” shall mean an award or issuance of Shares or Stock Units made under Section 11 and/or 12 of the Plan, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued service or performance conditions) and terms as are expressed in the agreement or other documents evidencing the Award (the “Stock Award Agreement”).

“Stock Appreciation Right” or “SAR” shall mean an Award, granted alone or in connection with an Option, that pursuant to Section 13 of the Plan is designated as a SAR. The terms of the SAR are expressed in the agreement or other documents evidencing the Award (the “SAR Agreement”).

“Stock Unit” shall mean a bookkeeping entry representing an amount equivalent to the fair market value of one Share, payable in cash, property or Shares. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator.

“10% Stockholder” shall mean the owner of stock (as determined under IRC Section 424(d)) possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any Related Corporation).

“Termination of Service” shall mean ceasing to be a Service Provider. However, for Incentive Stock Option purposes, Termination of Service will occur when the Awardee ceases to be an employee (as determined in accordance with IRC Section 3401(c) and the regulations promulgated thereunder) of the Company or one of its Related Corporations. The Administrator shall determine whether any corporate transaction, such as a sale or spin off of a division or business unit, or a joint venture, shall be deemed to result in a Termination of Service.

“Total and Permanent Disability” shall have the meaning set forth in IRC Section 22(e)(3).

3.	Stock Subject to the Plan.

(a)	Aggregate Limits.

(i)      Subject to the adjustments provided for in Section 16 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan through Awards is 1,000,000 Shares. Notwithstanding the foregoing, the maximum aggregate number of Shares that may be issued under the Plan through Incentive Stock Options is 1,000,000 Shares.

(ii)     Upon payment in Shares pursuant to the settlement of an Award, the number of Shares available for issuance under the Plan shall be reduced by (i) with respect to Options or SARs, the total number of Shares exercised and (ii) with respect to Stock Awards, the total number of shares issued. If any outstanding Award expires or is terminated or canceled without having been exercised or settled in full, or if Shares acquired pursuant to an Award subject to forfeiture are forfeited to the Company, the Shares allocable to the terminated portion of such Award or such forfeited Shares shall again be available to grant under the Plan; provided, however, that the aggregate number of shares of Common Stock that may be issued under the Plan upon the exercise of Incentive Stock Options shall not be increased for Stock Awards that are forfeited or repurchased. Notwithstanding the foregoing, the aggregate number of shares of Common Stock that may be issued under the Plan shall not be increased by (A) any Shares used or withheld from an Award to pay withholding taxes with respect to an Award, (B) any Shares tendered to satisfy the exercise price or purchase price of an Award, or (C) any Shares repurchased by the Company on the open market with the proceeds of the exercise price or purchase price of an Award. Notwithstanding anything in the Plan, or in any Award Agreement, to the contrary, (x) Shares attributable to Awards transferred pursuant to Section 15(a) shall not be again available for grant under the Plan and (y) the number of Shares available for issuance under the Plan shall not be reduced by Conversion Awards. The Shares subject to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.

(b)    IRC Section 162(m) Limit. Subject to the provisions of Section 16 of the Plan, the aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Awardee shall not exceed 400,000, except that in connection with his or her initial service, an Awardee may be granted Stock Awards covering up to an additional 400,000 Shares or Options or SARs covering up to an additional 600,000 Shares. Notwithstanding anything to the contrary in the Plan, the limitations set forth in this Section 3(b) shall be subject to adjustment under Section 16 of the Plan only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under IRC Section 162(m).

4.	Administration of the Plan.

(a)	Procedure.

(i)      Multiple Administrative Bodies. The Plan shall be administered by the Board, a Committee and/or their delegates.

(ii)     Section 162. To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance based compensation” within the meaning of IRC Section 162(m), Awards to “covered employees” within the meaning of IRC Section 162(m) or Employees that the Committee determines may be “covered employees” in the future shall be made by a Committee of two or more “outside directors” within the meaning of IRC Section 162(m).

(iii)    Rule 16b 3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b 3 promulgated under the Exchange Act (“Rule 16b 3”), Awards to Officers and Directors shall be made in such a manner to satisfy the requirement for exemption under Rule 16b 3.

(iv)   Other Administration. The Board or a Committee may delegate to an authorized Officer or Officers of the Company the power to approve Awards to persons eligible to receive Awards under the Plan who are not (A) subject to Section 16 of the Exchange Act or (B) at the time of such approval, “covered employees” under IRC Section 162(m).

(v)    Delegation of Authority for the Day to Day Administration of the Plan. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day to day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b)    Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator shall have the authority, in its discretion:

(i)      to select the Service Providers of the Company or its Affiliates to whom Awards are to be granted hereunder;

(ii)     to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(iii)    to determine the type of Award to be granted to the selected Service Provider;

(iv)	to approve the forms of Award Agreements for use under the Plan;

(v)    to determine the terms and conditions of any Award granted hereunder, including, but not limited to, the exercise and/or purchase price, the time or times when an Award may be exercised (which may or may not be based on performance criteria), the vesting schedule, any vesting and/or exercisability, acceleration or waiver of forfeiture restrictions, the acceptable forms of consideration, the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine and may be established at the time an Award is granted or thereafter, provided that any determination of such terms and conditions hereunder is not inconsistent with the terms of the Plan;

(vi)	to correct administrative errors;

(vii)  to construe and interpret the terms of the Plan (including sub plans and Plan addenda) and Awards granted pursuant to the Plan;

(viii) to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt the rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements and (B) to adopt sub plans and Plan addenda as the Administrator deems desirable, to accommodate foreign laws, regulations and practice;

(ix)    to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub plans and Plan addenda;

(x)     to modify or amend each Award, including, but not limited to, the acceleration of vesting and/or exercisability of an Award, provided, however, that (A) any such amendment is subject to Section 17 of the Plan and may not impair any outstanding Award unless agreed to in writing by the Participant and (B) any acceleration of the vesting of a Stock Award shall be subject to the vesting requirements set forth in Sections 11(d) and 12(b);

(xi)    to allow Participants to satisfy withholding tax amounts by electing to have the Company withhold from the Shares to be issued pursuant to an Award that number of Shares having a Fair Market Value equal to the amount required to be withheld calculated using the minimum statutory withholding rates interpreted in accordance with applicable accounting requirements. The Fair Market Value of the Shares to be withheld shall be determined in such manner and on such date that the Administrator shall determine or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may provide;

(xii)   to authorize conversion or substitution under the Plan of any or all stock options, stock appreciation rights or other stock awards held by service providers of an entity acquired by the Company (the “Conversion Awards”). Any conversion or substitution shall be effective as of the close of the merger or acquisition. The Conversion Awards may be Nonstatutory Stock Options or Incentive Stock Options, as determined by the Administrator, with respect to options granted by the acquired entity. Unless otherwise determined by the Administrator at the time of conversion or substitution, all Conversion Awards shall have the same terms and conditions as Awards generally granted by the Company under the Plan;

(xiii)  to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xiv)	to determine whether Awards will be adjusted for Dividend Equivalents;

(xv)   to establish a program whereby Service Providers designated by the Administrator can reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

(xvi)  to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including, without limitation, (A) restrictions under an insider trading policy and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(xvii) to provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award; and

(xviii)to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.

(c)     Effect of Administrator’s Decision. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Participants. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations, including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

5.           Eligibility. Awards may be granted to Service Providers of the Company or any of its Affiliates.

6.           Term of Plan. The Plan shall become effective upon the effective date of approval of the Plan by stockholders of the Company and shall continue in effect until terminated under Section 17 of the Plan.

7.           Term of Award. The term of each Award shall be determined by the Administrator and stated in the Award Agreement. In the case of an Option, the term shall be determined by the Administrator and stated in the Option Agreement; provided, that such term may not exceed ten years from the Grant Date.

8.           Options. The Administrator may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals and for the satisfaction of an event or condition within the control of the Awardee or within the control of others.

(a)          Option Agreement. Each Option Agreement shall contain provisions regarding (i) the number of Shares that may be issued upon exercise of the Option, (ii) the type of Option, (iii) the exercise price of the Shares and the means of payment for the Shares, (iv) the term of the Option, which shall not exceed ten years, (v) such terms and conditions on the vesting and/or exercisability of an Option as may be determined from time to time by the Administrator, (vi) restrictions on the transfer of the Option and forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Administrator.

(b)          Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

(i)      In the case of an Incentive Stock Option, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date. Notwithstanding the foregoing, if any Employee to whom an Incentive Stock Option is granted is a 10% Stockholder, then the exercise price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the Grant Date.

(ii)     In the case of a Nonstatutory Stock Option, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date. The per Share exercise price may also vary according to a predetermined formula; provided, that the exercise price never falls below 100% of the Fair Market Value per Share on the Grant Date. In the case of a Nonstatutory Stock Option intended to qualify as “performance based compensation” within the meaning of IRC Section 162(m), the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date.

(iii)    Notwithstanding the foregoing, at the Administrator’s discretion, Conversion Awards may be granted in substitution and/or conversion of options of an acquired entity, with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of such substitution and/or conversion.

(c)          Vesting Period and Exercise Dates. Options granted under this Plan shall vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the Option’s term as determined by the Administrator. The Administrator shall have the right to make the timing of the ability to exercise any Option granted under this Plan subject to continued service, the passage of time and/or such performance requirements as deemed appropriate by the Administrator. At any time after the grant of an Option, the Administrator may reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the Option.

(d)          Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option. Acceptable forms of consideration may include:

(i)      cashier’s check, check or wire transfer;

(ii)     subject to any conditions or limitations established by the Administrator, other Shares which have a Fair Market Value on the date of surrender or attestation that does not exceed the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iii)    consideration received by the Company (A) under a broker assisted sale and remittance program acceptable to the Administrator or (B) pursuant to a net settlement authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, provided that the Administrator determines that such withholding of Shares does not cause the Company to recognize an increased compensation expense under applicable accounting principles;

(iv)   such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

(v)     any combination of the foregoing methods of payment.

9.	Incentive Stock Option Limitations.

(a)     Eligibility. Only employees (as determined in accordance with IRC Section 3401(c) and the regulations promulgated thereunder) of the Company or any of its Related Corporations may be granted Incentive Stock Options.

(b)    $100,000 Limitation. Notwithstanding the designation “Incentive Stock Option” in an Option Agreement, if the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Related Corporations) exceeds $100,000, then the portion of such Options that exceeds $100,000 shall be treated as Nonstatutory Stock Options. An Incentive Stock Option is considered to be first exercisable during a calendar year if the Incentive Stock Option will become exercisable at any time during the year, assuming that any condition on the Awardee’s ability to exercise the Incentive Stock Option related to the performance of services is satisfied. If the Awardee’s ability to exercise the Incentive Stock Option in the year is subject to an acceleration provision, then the Incentive Stock Option is considered first exercisable in the calendar year in which the acceleration provision is triggered. For purposes of this Section 9(b), Incentive Stock Options shall be taken into account in the order in which they were granted. However, because an acceleration provision is not taken into account prior to its triggering, an Incentive Stock Option that becomes exercisable for the first time during a calendar year by operation of such provision does not affect the application of the $100,000 limitation with respect to any Incentive Stock Option (or portion thereof) exercised prior to such acceleration. The Fair Market Value of the Shares shall be determined as of the Grant Date.

(c)     Leave of Absence. For purposes of Incentive Stock Options, no leave of absence may exceed three months, unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or a Related Corporation is not so provided by statute or contract, an Awardee’s employment with the Company shall be deemed terminated on the first day immediately following such three month period of leave for Incentive Stock Option purposes and any Incentive Stock Option granted to the Awardee shall cease to be treated as an Incentive Stock Option and shall terminate upon the expiration of the three month period following the date the employment relationship is deemed terminated.

(d)    Transferability. The Option Agreement must provide that an Incentive Stock Option cannot be transferable by the Awardee otherwise than by will or the laws of descent and distribution, and, during the lifetime of such Awardee, must not be exercisable by any other person. Notwithstanding the foregoing, the Administrator, in its sole discretion, may allow the Awardee to transfer his or her Incentive Stock Option to a trust where under IRC Section 671 and other Applicable Law, the Awardee is considered the sole beneficial owner of the Option while it is held in the trust. If the terms of an Incentive Stock Option are amended to permit transferability, the Option will be treated for tax purposes as a Nonstatutory Stock Option.

(e)     Exercise Price. The per Share exercise price of an Incentive Stock Option shall be determined by the Administrator in accordance with Section 8(b)(i) of the Plan.

(f)     10% Stockholder. If any Employee to whom an Incentive Stock Option is granted is a 10% Stockholder, then the Option term shall not exceed five years measured from the date of grant of such Option.

(g)    Other Terms. Option Agreements evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Administrator, under the applicable provisions of IRC Section 422.

10.	Exercise of Option.

(a)	Procedure for Exercise; Rights as a Stockholder.

(i)      Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the respective Award Agreement.

(ii)     An Option shall be deemed exercised when the Company receives (A) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option; (B) full payment for the Shares with respect to which the related Option is exercised; and (C) with respect to Nonstatutory Stock Options, payment of all applicable withholding taxes.

(iii)    Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Unless provided otherwise by the Administrator or pursuant to this Plan, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.

(iv)   The Company shall issue (or cause to be issued) such Shares as soon as administratively practicable after the Option is exercised. An Option may not be exercised for a fraction of a Share.

(b)	Effect of Termination of Service on Options.

(i)      Generally. Unless otherwise provided for by the Administrator, if a Participant ceases to be a Service Provider, other than upon the Participant’s death or Total and Permanent Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the vested portion of the Option will remain exercisable for four months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(ii)     Disability of Awardee. Unless otherwise provided for by the Administrator, if a Participant ceases to be a Service Provider as a result of the Participant’s Total and Permanent Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve months following the Participant’s termination. Unless otherwise provided by the Administrator, if at the time of disability the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan on the date of the Participant’s disability. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)    Death of Awardee. Unless otherwise provided for by the Administrator, if a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan on the date of the Participant’s death. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

                11.Grants To Outside Directors.

(a)          Grants. The Administrator may grant Awards to Outside Directors. The Administrator shall determine the type of Award, the actual number of Shares that are covered by each such Award, and the Grant Date of such Award.

(b)          Initial Grant. Each Outside Director who first becomes a Director after the effective date of the Plan may be eligible to receive a one time grant of either a Nonstatutory Stock Option or a Stock Award. The Administrator shall determine whether the Outside Director shall receive a one time grant, and if so granted, determine the type of Award, the actual number of Shares that are covered by such Award, and the Grant Date of such Award.

(c)          Exercise Price. The Exercise Price of the Options granted to the Outside Directors under this Article shall be equal to 100% of the Fair Market Value of the Shares on the date of grant of such Option.

(d)          Vesting. The Administrator shall determine whether and to what extent Awards to Outside Directors under this Article are subject to vesting requirements. No more than 5% of the total number of Shares that may be issued under the Plan may be granted as Stock Awards to Outside Directors which vest within less than one year after the Grant Date. With respect to Stock Awards to Outside Directors in excess of such 5% limitation, the vesting period shall be no less than one year after the Grant Date; provided, however, that (A) the Administrator may provide for earlier vesting upon a Change in Control or the Outside Director’s death, disability or retirement and (B) such restriction on vesting shall not apply to an Award that is granted in lieu of compensation (provided that the Outside Director is given the opportunity to accept cash in lieu of such Award).

(e)          Other Terms. Except as otherwise provided for above, the other terms of the Awards granted to the Outside Directors under this Article shall be determined by the Administrator in accordance with the terms of the Plan. Notwithstanding any provision of the Plan to the contrary, the Administrator with respect to Awards made pursuant to this Article shall be a committee composed solely of Outside Directors.

12.	Stock Awards.

(a)          Stock Award Agreement. Each Stock Award Agreement shall contain provisions regarding

(i) the number of Shares subject to such Stock Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retained and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the Stock Award and (vi) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(b)          Restrictions and Performance Criteria. The grant, issuance, retention and/or vesting of each Stock Award may be subject to such performance criteria and level of achievement versus these criteria as the Administrator shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Awardee. Notwithstanding anything to the contrary herein, the performance criteria for any Stock Award that is intended to satisfy the requirements for “performance based compensation” under IRC Section 162(m) shall be established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing. Any Stock Award granted to a Participant other than an Outside Director that (i) is not conditioned upon or subject to achievement of performance criteria shall vest no sooner than one-third on each of the first three anniversaries of the date of grant and (ii) is conditioned upon or subject to achievement of performance criteria shall vest no sooner than one year after the date of grant; provided, however, that (A) the Administrator may provide for earlier vesting upon a Change in Control or the Awardee’s death, disability or retirement and (B) such restriction on vesting shall not apply to a Stock

Award that is granted in lieu of salary or bonus (provided that the Awardee is given the opportunity to accept cash in lieu of such Award).

(c)          Forfeiture. Unless otherwise provided for by the Administrator, upon the Awardee’s Termination of Service, the unvested Stock Award and the Shares subject thereto shall be forfeited.

(d)          Rights as a Stockholder. Unless otherwise provided by the Administrator, the Participant shall have the rights equivalent to those of a stockholder and shall be a stockholder only after Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant. Unless otherwise provided by the Administrator and subject to the provisions of Section 15(f) hereof, a Participant holding Stock Units shall be entitled to receive Dividend Equivalents.

13.         Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a SAR may be granted to a Service Provider at any time and from time to time as determined by the Administrator in its sole discretion.

(a)          Number of SARs. The Administrator shall have complete discretion to determine the number of SARs granted to any Service Provider.

(b)          Exercise Price and Other Terms. The per SAR exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date and the term of a SAR shall be for no longer than ten years after the Grant Date. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the other terms and conditions of SARs granted under the Plan.

(c)          Exercise of SARs. SARs shall be exercisable on such terms and conditions as the Administrator, in its sole discretion, shall determine.

(d)          SAR Agreement. Each SAR grant shall be evidenced by a SAR Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(e)          Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the SAR Agreement. Notwithstanding the foregoing, the rules of Section 10(b) will also apply to SARs.

(f)          Payment of SAR Amount. Upon exercise of a SAR, the Participant shall be entitled to receive a payment from the Company in an amount equal to the difference between the Fair Market Value of a Share on the date of exercise over the exercise price of the SAR. This amount shall be paid in cash or in Shares of equivalent value, as determined by the Administrator.

14.         Cash Awards. Each Cash Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period.

(a)          Cash Award. Each Cash Award shall contain provisions regarding (i) the performance goal(s) and maximum amount payable to the Participant as a Cash Award, (ii) the performance criteria and level of achievement versus these criteria which shall determine the amount of such payment, (iii) the period as to which performance shall be measured for establishing the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Cash Award prior to actual payment, (vi) forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator. The maximum amount payable as a Cash Award that is settled for cash may be a multiple of the target amount payable, but the maximum amount payable pursuant to that portion of a Cash Award granted under this Plan for any fiscal year to any Awardee that is intended to satisfy the requirements for “performance based compensation” under IRC Section 162(m) shall not exceed $3,000,000.

(b)          Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria which shall determine the target and the minimum and maximum amount payable under a Cash Award, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Cash Award that is intended to satisfy the requirements for “performance based compensation” under IRC Section 162(m). Notwithstanding anything to the contrary herein, the performance criteria for any portion of a Cash Award that is intended to satisfy the requirements for “performance based compensation” under IRC Section 162(m) shall be a measure established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing.

(c)          Timing and Form of Payment. The Administrator shall determine the timing of payment of any Cash Award. The Administrator may specify the form of payment of Cash Awards, which may be cash or other property, or may provide for an Awardee to have the option for his or her Cash Award, or such portion thereof as the Administrator may specify, to be paid in whole or in part in cash or other property.

(d)          Termination of Service. The Administrator shall have the discretion to determine the effect of a Termination of Service on any Cash Award due to (i) disability, (ii) retirement, (iii) death, (iv) participation in a voluntary severance program, or (v) participation in a work force restructuring; provided, however, that if the Cash Award is intended to satisfy the requirements for “performance based compensation” under IRC Section 162(m), the Administrator’s determination under this Section shall be in compliance with IRC Section 162(m).

15.	Other Provisions Applicable to Awards.

(a)          Non Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. The Administrator may make an Award transferable to an Awardee’s family member or any other person or entity. If the Administrator makes an Award transferable, either at the time of grant or thereafter, such Award shall contain such additional terms and conditions as the Administrator deems appropriate, and any transferee shall be deemed to be bound by such terms upon acceptance of such transfer.

(b)          Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings, earnings per share or cash flow (v) stock price; (vi) return on equity or average stockholders’ equity; (vii) total stockholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) reserve replacement; (xviii) production volume or growth; (xix) overhead or other expense reduction; (xx) growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation; (xxiii) improvement in workforce diversity; (xxiv) EBITDA; (xxv) finding and development cost; (xxvi) steam and non steam operating cost; (xxvii) environmental, health and safety record; (xxviii) reserve growth; (xxix) finding, development and acquisition costs (FD&A); (xxx) operating cash flow; (xxxi) net operating profit after tax (NOPAT); (xxxii) economic profit; (xxxiii) dividend measures; (xxxiv) compliance with debt covenants; and (xxxv) any other similar criteria. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (A) asset write downs; (B) litigation or claim judgments or reserves for litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; and (E) any extraordinary non recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.

(c)          Certification. Prior to the payment of any compensation under an Award intended to qualify as “performance based compensation” under IRC Section 162(m), the Committee shall certify the extent to which any Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock).

(d)          Discretionary Adjustments Pursuant to Section 162(m). Notwithstanding satisfaction or any completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of IRC Section 162(m), the number of Shares, Options or other benefits granted, issued, retained and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(e)          Section 409A. Notwithstanding anything in the Plan to the contrary, it is the intent of the Company that all Awards granted under this Plan shall not cause an imposition of the additional taxes provided for in IRC Section 409A(a)(1)(B).

(f)          Dividend Equivalents. The Administrator, in its sole discretion, may provide for the payment of Dividend Equivalents with respect to any Award; provided, however, that Dividend Equivalents may only be paid with respect to Shares actually earned under an Award that is conditioned upon or subject to achievement of performance criteria.

16.	Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a)          Changes in Capitalization. Subject to any required action by the stockholders of the Company, (i) the number and kind of Shares covered by each outstanding Award, and the number and kind of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, (ii) the price per Share subject to each such outstanding Award, and (iii) the Share limitations set forth in the Plan, shall be proportionately adjusted for any increase or decrease in the number or kind of issued shares resulting from a stock split, reverse stock split, spin-off, any distribution to holders of Shares of securities or property (other than normal cash dividends or dividends payable in Shares), combination, subdivision or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b)          Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Option to be fully vested and exercisable until ten days prior to such transaction. In addition, the Administrator may provide that any restrictions on any Award shall lapse prior to the transaction, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed transaction.

(c)          Change in Control. In the event there is a Change in Control of the Company, as determined by the Board or a Committee, the Board or Committee may, in its discretion, (i) provide for the assumption or substitution of, or adjustment to, each outstanding Award; (ii) accelerate the vesting of Options and SARs and terminate any restrictions on Stock Awards or Cash Awards; and (iii) provide for the cancellation of Awards for a cash payment to the Participant. Notwithstanding the foregoing, in no event shall any award that is non-qualified deferred compensation subject to IRC Section 409A be paid or settled due to the occurrence of a Change in Control that is not a Section 409A Change in Control.

(d)          Section 409A Adjustments. No adjustment or substitution pursuant to this Section 16 shall be made in a manner that results in noncompliance with the requirements of IRC Section 409A , to the extent applicable.

17.	Amendment and Termination of the Plan.

(a)          Amendment and Termination. The Administrator may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the stockholders of the Company in the manner and to the extent required by Applicable Law. Except as provided in Section 16, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or outstanding SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without shareholder approval.

(b)          Effect of Amendment or Termination. No amendment, suspension or termination of the Plan shall impair the rights of any Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c)          Effect of the Plan on Other Arrangements. Neither the adoption of the Plan by the Board or a Committee nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or any Committee to adopt such other incentive arrangements as it or they may deem desirable, including, without limitation, the granting of restricted stock or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

18.	Designation of Beneficiary.

(a)          An Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to Awardee’s Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan. To the extent that Awardee has completed a designation of beneficiary such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee to the extent enforceable under Applicable Law.

(b)          Such designation of beneficiary may be changed by the Awardee at any time by written notice. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, the Company shall allow the executor or administrator of the estate of the Awardee to exercise the Award, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may allow the spouse or one or more dependents or relatives of the Awardee to exercise the Award to the extent permissible under Applicable Law.

19.         No Right to Awards or to Service. No person shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue in the service of the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Service Provider or Awardee at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

20.         Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. Notwithstanding anything in the Plan to the contrary, it is the intent of the Company that the Plan shall be administered so that the additional taxes provided for in IRC Section 409A(a)(1)(B) are not imposed.

21.         Inability to Obtain Authority. To the extent the Company is unable to or the Administrator deems that it is not feasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the

Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

22.         Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

23.         Notice. Any written notice to the Company required by any provisions of this Plan shall be addressed to the Secretary of the Company and shall be effective when received.

24.	Governing Law; Interpretation of Plan and Awards.

(a)          This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Colorado.

(b)          In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(c)          The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.

(d)          The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(e)          All questions arising under the Plan or under any Award shall be decided by the Administrator in its total and absolute discretion. In the event the Participant believes that a decision by the Administrator with respect to such person was arbitrary or capricious, the Participant may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision, and the Awardee shall as a condition to the receipt of an Award be deemed to explicitly waive any right to judicial review.

25.         Limitation on Liability. The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, an Employee, an Awardee or any other persons as to:

(a)          The Non Issuance of Shares. The non issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

(b)          Tax Consequences. Any tax consequence expected, but not realized, by any Participant, Employee, Awardee or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.

26.         Unfunded Plan. Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees who are granted Stock Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company nor the Administrator be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation which may be created by this Plan.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting date.

BERRY PETROLEUM COMPANY
INTERNET
http://www.proxyvoting.com/bry

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR
TELEPHONE
1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

69984

 FOLD AND DETACH HERE

The Board of Directors Recommends a Vote FOR the Proposals.	Please mark your votes as indicated in this example	☒

		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
1. ELECTION OF DIRECTORS Nominees:		☐	☐	☐
01 J. Bryant	06 R. Heinemann
02 R. Busch III	07 T. Jamieson
03 W. Bush	08 J. Keller
04 S. Cropper	09 M. Young
05 J. Gaul

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
*Exceptions ______________________________________________

		FOR	AGAINST	ABSTAIN
2.	Approval of the 2010 Equity Incentive Plan.	☐	☐	☐

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm (Independent Auditors).	☐	☐	☐

4.	The Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1, FOR Proposal 2 and FOR Proposal 3 and in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Berry Petroleum Company account online.

Access your Berry Petroleum Company account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Berry Petroleum Company, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the annual Meeting of shareholders
The Proxy Statement and the 2009 Annual Report to Stockholders are available at:
http://materials.proxyvote.com/085789

 FOLD AND DETACH HERE

BERRY PETROLEUM COMPANY

Proxy for the Annual Meeting of Shareholders

          The undersigned shareholder of Berry Petroleum Company, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement and hereby appoints Robert F. Heinemann and Kenneth A. Olson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of the Common Stock or Class B Stock of Berry Petroleum Company held of record by the undersigned on March 15, 2010 at the Annual Meeting of Shareholders to be held on Wednesday, May 12, 2010 or any adjournment thereof.

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
Address Change/Comments (Mark the corresponding box on the reverse side)

(Continued and to be marked, dated and signed, on the other side)

69984

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting date.

BERRY PETROLEUM COMPANY
INTERNET
http://www.proxyvoting.com/bry

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR
TELEPHONE
1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

69997-bl

 FOLD AND DETACH HERE

The Board of Directors Recommends a Vote FOR the Proposals.	Please mark your votes as indicated in this example	☒

		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
1. ELECTION OF DIRECTORS Nominees:		☐	☐	☐
01 J. Bryant	06 R. Heinemann
02 R. Busch III	07 T. Jamieson
03 W. Bush	08 J. Keller
04 S. Cropper	09 M. Young
05 J. Gaul

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
*Exceptions ______________________________________________

		FOR	AGAINST	ABSTAIN
2.	Approval of the 2010 Equity Incentive Plan.	☐	☐	☐

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm (Independent Auditors).	☐	☐	☐

4.	The Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1, FOR Proposal 2 and FOR Proposal 3 and in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Important notice regarding the Internet availability of proxy materials for the annual Meeting of shareholders
The Proxy Statement and the 2009 Annual Report to Stockholders are available at:
http://materials.proxyvote.com/085789

 FOLD AND DETACH HERE

BERRY PETROLEUM COMPANY
Proxy for the Annual Meeting of Shareholders

          The undersigned shareholder of Berry Petroleum Company, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement and hereby appoints Robert F. Heinemann and Kenneth A. Olson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of the Common Stock or Class B Stock of Berry Petroleum Company held of record by the undersigned on March 15, 2010 at the Annual Meeting of Shareholders to be held on Wednesday, May 12, 2010 or any adjournment thereof.

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
Address Change/Comments (Mark the corresponding box on the reverse side)

(Continued and to be marked, dated and signed, on the other side)

69997-bl